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PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
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RELIANCE STEEL & ALUMINUM CO.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held May 20, 2009

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

To the Shareholders of Reliance Steel & Aluminum Co.:

This Notice presents only an overview of the more complete proxy materials that are available to you on the Internet, if you have not received this by mail. We encourage you to access and review all of the important information contained in the proxy materials before voting. A Proxy Statement, an Annual Report to Shareholders, an Annual Report on Form 10-K and a proxy form for voting are available online at www.proxyvote.com by using the 12-digit control number provided to you. If you have not received this by mail and want to receive a paper or e-mail copy of these documents, you must request one. There is no charge for the copy. Please request a copy (1) by internet at www.proxyvote.com; (2) by telephone at 1-800-579-1639; or (3) by email to sendmaterial@proxyvote.com, on or before May 6, 2009 to facilitate timely delivery.

NOTICE IS HEREBY GIVEN that the Annual Meeting of the shareholders of Reliance Steel & Aluminum Co. (“Reliance” or “Company”) will be held on Wednesday, May 20, 2009, at 10:00 a.m., California time, at The Omni Hotel, 251 South Olive Street, Los Angeles, California 90012, for the following purposes:

1. To elect four directors to serve for two years and until their successors have been duly elected and qualified. The nominees for election to the Board are Thomas W. Gimbel, Douglas M. Hayes, Franklin R. Johnson, and Leslie A. Waite. The Board of Directors recommends that shareholders vote FOR the election of each nominee as a director.

2. To ratify KPMG LLP as our independent registered public accounting firm to perform the annual audit of our 2009 financial statements. The Board of Directors recommends that shareholders vote FOR the ratification of KPMG LLP as our independent registered public accounting firm.

3. To transact such other business as may properly come before the Annual Meeting or adjournments thereof.

Only holders of shares of record on the books of Reliance at the close of business on April 1, 2009 are entitled to notice of, and to vote at, the Annual Meeting or any adjournments thereof. You may continue to trade in our common stock during the solicitation period.

All shareholders are invited to attend the Annual Meeting. To make it easier, you may vote on the Internet or by telephone. The instructions attached to this Notice describe how to use these convenient services. Even if you give your proxy, you have the right to vote in person if you attend the Annual Meeting.

By Order of the Board of Directors,

Yvette M. Schiotis
Secretary

Los Angeles, California
April 3, 2009

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
PROXY STATEMENT
INFORMATION CONCERNING PROXY
INFORMATION CONCERNING RELIANCE’S SECURITIES
ELECTION OF DIRECTORS
MANAGEMENT
COMPENSATION DISCUSSION AND ANALYSIS
COMPENSATION AND STOCK OPTION COMMITTEE REPORT
EXECUTIVE COMPENSATION
DIRECTOR COMPENSATION
SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
AUDIT COMMITTEE REPORT
CERTAIN TRANSACTIONS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
OTHER MATTERS
SHAREHOLDER PROPOSALS FOR 2010 ANNUAL MEETING
ANNUAL REPORT

RELIANCE STEEL & ALUMINUM CO.
350 South Grand Avenue
Suite 5100
Los Angeles, California 90071

PROXY STATEMENT

FOR ANNUAL MEETING OF SHAREHOLDERS
To Be Held May 20, 2009

We are furnishing this statement because the Board of Directors of Reliance Steel & Aluminum Co. is soliciting proxies for use at the Annual Meeting of Reliance shareholders to be held at The Omni Hotel, 251 South Olive Street, Los Angeles, California 90012, on Wednesday, May 20, 2009 at 10:00 a.m., California time, or at any adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting.

INFORMATION CONCERNING PROXY

The Board of Directors selected Mark V. Kaminski and Andrew G. Sharkey, III, both independent directors, to be named as proxyholders to vote the shares of common stock represented by the proxies at the Annual Meeting. Reliance will pay the cost to solicit the proxies. The Board of Directors will solicit proxies by mail, by telephone, and electronically via the Internet. In addition, certain of our officers and agents may solicit proxies by telephone, telegraph, and personal interview (the cost of which will be nominal). We expect that banks, brokerage houses and other custodians, nominees and fiduciaries will forward soliciting material to beneficial owners and obtain authorizations to execute proxies. We will reimburse the out-of-pocket expenses they incur to forward the proxy materials.

We intend to present at the Annual Meeting only the following matters: (1) the election of four directors to serve for the ensuing two years and until their successors are duly elected and qualified and (2) the ratification of KPMG LLP as our independent registered public accounting firm to perform the annual audit of our 2009 financial statements. Unless you instruct us otherwise on the proxy, each proxy will be voted FOR the election of all of the four nominees named herein as directors and FOR the ratification of KPMG LLP as our independent registered public accounting firm for 2009. If other matters properly come before the meeting, including but not limited to, any matter for which we did not receive notice by December 10, 2008, each proxy will be voted by the named proxyholders in their discretion in a manner that they consider to be in our best interests.

If you execute a proxy or submit a proxy via the Internet or telephone, the proxy may be revoked at any time before it is voted (i) by filing with the Corporate Secretary of Reliance either an instrument revoking the proxy or a proxy bearing a later date, duly executed, or (ii) by giving written notice to the Corporate Secretary of Reliance of the death or incapacity of the shareholder who executed the proxy. Any such notice should be sent or delivered to the above address. In addition, the powers of a proxyholder are suspended if the person executing the proxy is present at the Annual Meeting and elects to vote in person.

We intend to make this Proxy Statement and accompanying material available to each shareholder on the Internet beginning on or about April 3, 2009. An Annual Report, including a letter to the shareholders from the Chairman and Chief Executive Officer, the President and Chief Operating Officer and the Executive Vice President and Chief Financial Officer, and an Annual Report on Form 10-K will also be available electronically. Some shareholders will receive these materials by mail and other shareholders may request copies of these materials at no cost. The Annual Reports and letter are not incorporated in, and are not a part of, this Proxy Statement and do not constitute proxy-soliciting material.

INFORMATION CONCERNING RELIANCE’S SECURITIES

Our only voting securities are shares of common stock, no par value. As of December 31, 2008, we had a total of 73,312,714 shares issued and outstanding, all of which may be voted at the Annual Meeting. Only holders of shares of record on our books at the close of business on April 1, 2009 will be entitled to vote at the Annual Meeting.

In the election of directors, you as a shareholder are entitled to cumulate your votes for candidates whose names have been placed in nomination prior to the voting, if you give notice at the Annual Meeting before the voting of your intention to cumulate votes. Cumulative voting entitles every shareholder who is otherwise entitled to vote at an election of directors to cumulate their votes, that is, to give any one candidate a number of votes equal to the number of directors to be elected, multiplied by the number of votes to which the shareholder’s shares are normally entitled, or to distribute those cumulated votes on the same principle among as many candidates as a shareholder thinks fit. If any shareholder gives notice of the intention to cumulate votes, all shareholders may cumulate their votes for candidates. On all matters other than the election of directors, each share has one vote.

A plurality of the aggregate number of votes represented by the shares present at the Annual Meeting in person or by proxy must vote to elect directors. That means that the four individuals receiving the largest number of votes cast will be elected as directors, whether or not they receive a majority of the votes cast. The affirmative vote of a majority of the votes cast is required to ratify the engagement of KPMG LLP as our independent registered public accounting firm.

ELECTION OF DIRECTORS

Our Bylaws divide the Board of Directors into two classes, which are to be as nearly equal in number as possible, and require one class to be elected each year to serve for a two-year term. The terms of four of the incumbent directors expire as of the date of the Annual Meeting, but Richard J. Slater has determined not to stand for re-election. That would result in three directors being in the class with a term ending in 2011 and five directors being in the class with a term ending in 2010. Thomas W. Gimbel was elected in 2008 to serve a term ending in 2010, but offered to stand for re-election in 2009 in order to make the two classes of directors equal in number. The Nominating and Governance Committee and the Board of Directors have nominated the following persons to be nominees for election at the Annual Meeting as directors: Thomas W. Gimbel, Douglas M. Hayes, Franklin R. Johnson, and Leslie A. Waite. These nominees have agreed to serve as directors. The term of office for each director elected at the Annual Meeting will be two years, until the second following Annual Meeting of Shareholders and until their successors are duly elected and qualified.

Unless you otherwise instruct the proxyholders in the proxy, your proxy will be voted FOR the above-named nominees. In voting the proxies for election of directors, the proxyholders have the right to cumulate the votes for directors covered by the proxies (unless otherwise instructed) and may do so if they think that is desirable.

Three of the nominees for the position of director expiring in 2011 were elected to their present term of office by vote of the shareholders at the Annual Meeting of Shareholders held in May 2007 and the fourth nominee, Thomas W. Gimbel, was elected to his present term of office by vote of the shareholders at the Annual Meeting of Shareholders held in May 2008. After learning of Mr. Slater’s decision not to stand for re-election, the Board of Directors, in February 2009, reduced the authorized number of directors to eight effective as of the end of Mr. Slater’s term. Although we do not expect that any nominee will decline or be unable to serve as a director, if any nominee declines or is unable to serve, the proxies will be voted, at the Annual Meeting or any adjournment thereof, for such other person as the Board of Directors may select or, if no other person is so selected, as the proxyholders may, in their discretion, select; provided that the proxyholders will not vote for more than four nominees.

Certain information with respect to each nominee is set forth in “Management” below. The Board of Directors recommends that shareholders vote FOR the election of each nominee as a director. Unless otherwise indicated on your proxy, the proxyholders will vote your proxy FOR the election of all named nominees.

MANAGEMENT

Directors and Executive Officers

The following table sets forth certain information regarding our directors and executive officers:

Name	Age	Position with Reliance

David H. Hannah(1)	57	Chairman and Chief Executive Officer; Director
Gregg J. Mollins(1)	54	President; Chief Operating Officer; Director
Karla R. Lewis	43	Executive Vice President; Chief Financial Officer
James D. Hoffman	50	Senior Vice President, Operations
James P. MacBeth	61	Senior Vice President, Carbon Steel Operations
William K. Sales, Jr.	51	Senior Vice President, Non-Ferrous Operations
Thomas W. Gimbel(1)(5)	57	Director
Douglas M. Hayes(2)(3)(4)	65	Director
Franklin R. Johnson(2)(3)(5)	72	Director
Mark V. Kaminski(1)(3)(4)(5)	53	Director
Andrew G. Sharkey, III(1)(4)(5)	62	Director
Richard J. Slater(2)	62	Director
Leslie A. Waite(2)(3)(4)	63	Director

(1)	Term of office as a director expiring in 2010.

(2)	Term of office as a director expiring in 2009.

(3)	Member of the Audit Committee.

(4)	Member of the Compensation and Stock Option Committee.

(5)	Member of the Nominating and Governance Committee.

Nominees for Directors to be Elected in 2009 With Terms Ending in 2011

Thomas W. Gimbel was appointed a director of Reliance in January 1999. Mr. Gimbel has been retired since 2006 and currently serves as Trustee of the Florence Neilan Trust, Reliance’s largest shareholder. Between 1984 and 2006, Mr. Gimbel was the President of Advanced Systems Group, an independent computer consulting firm servicing database requirements for diverse businesses of various sizes. From 1975 to 1984, Mr. Gimbel was employed by Dun & Bradstreet. Mr. Gimbel serves as a member of our Nominating and Governance Committee. The Board of Directors has determined that Mr. Gimbel is an independent director.

Douglas M. Hayes became a director of Reliance in September 1997. Mr. Hayes retired from Donaldson, Lufkin & Jenrette Securities Corporation (“DLJ”), where he was Managing Director of Investment Banking from 1986 to May 1997, after which he established his own investment firm, Hayes Capital Corporation, located in Los Angeles, California. DLJ was an underwriter in our 1997 public equity offering and was also the underwriter in our initial public offering in 1994. Mr. Hayes serves as a member of our Audit Committee and our Compensation and Stock Option Committee. Mr. Hayes served on our Nominating and Governance Committee through February 2005. Mr. Hayes is also a director of Circor International, Inc., a public company, the securities of which are traded on the New York Stock Exchange, and for which Mr. Hayes serves as chairman of the nominating and governance committee and as a member of the audit committee. The Board of Directors has determined that Mr. Hayes is an independent director, and Mr. Hayes serves as our Lead Director for non-management director meetings.

Franklin R. Johnson was appointed a director of Reliance in February 2002. Mr. Johnson is a certified public accountant, having been the managing partner of the entertainment practice of Price Waterhouse until he retired in June 1997. Mr. Johnson was the chief financial officer of Rysher Entertainment, a producer and distributor of films and television shows from June 1997 to June 1999. Since July 1999, he has served as a business consultant, a litigation consultant and an expert witness, but he has not provided any of these services to Reliance. Mr. Johnson serves as a member and the Chairman of our Audit Committee and as a member of our Nominating and Governance Committee. Mr. Johnson also serves as a director of Special Value Continuation Fund, a registered investment fund for institutional investors organized by Tennenbaum Capital Partners, for which Mr. Johnson is chairman of its audit committee. The Board of Directors has determined that Mr. Johnson is an independent director and that he qualifies as the financial expert of the Audit Committee.

Leslie A. Waite has been a director of Reliance since 1977. Mr. Waite is an investment advisor and, since April 2003, has been Managing Director and Senior Portfolio Manager of Lombardia Capital Partners LLC (formerly Valenzuela Capital Partners LLC). Prior to that, he had been the president and chief portfolio manager of Waite & Associates since its formation in 1977. Mr. Waite is a member of our Audit Committee and serves as a member and Chairman of our Compensation and Stock Option Committee. The Board of Directors has determined that Mr. Waite is an independent director.

Directors Whose Terms Continue Until 2010

David H. Hannah was appointed a director of Reliance in 1992 and became the Chairman of the Board of Reliance in October 2007 and the Chief Executive Officer of Reliance in January 1999. Mr. Hannah served as President of Reliance from November 1995 to January 2002. Prior to that, he was Executive Vice President and Chief Financial Officer from 1992 to 1995, Vice President and Chief Financial Officer from 1990 to 1992 and Vice President and Division Manager of the Los Angeles Reliance Steel Company division of Reliance from 1989 to 1990. Mr. Hannah has served as an officer of the Company since 1981. For eight years before joining Reliance in 1981, Mr. Hannah, a certified public accountant, was employed in various professional staff positions by Ernst & Whinney (a predecessor to Ernst & Young LLP, which was our independent registered public accounting firm through 2007).

Mark V. Kaminski was appointed a director of Reliance in November 2004. Mr. Kaminski was chief executive officer and a director of Commonwealth Industries Inc. (now Aleris International, Inc.) from 1991 to June 2004, when he retired. Mr. Kaminski had served in other capacities with Commonwealth Industries Inc. since 1987. Aleris is a supplier of metals to Reliance, but the purchases in any year do not exceed five percent of either the gross revenues or the total consolidated assets of Reliance or of Aleris. Mr. Kaminski is also a director of the Matthew Kelly Foundation, Cincinnati, Ohio, a non-profit organization. Mr. Kaminski serves as a member and Chairman of our Nominating and Governance Committee and as a member of our Compensation and Stock Option Committee and our Audit Committee. Mr. Kaminski also serves as a director and on the audit and compensation committees of Granite Rock, a privately-held company. The Board of Directors has determined that Mr. Kaminski is an independent director.

Gregg J. Mollins was appointed a director of Reliance in September 1997 and became President of Reliance in January 2002. Mr. Mollins has served as Chief Operating Officer since May 1994. Mr. Mollins was Executive Vice President from November 1995 to January 2002, was Vice President and Chief Operating Officer from 1994 to 1995 and was Vice President from 1992 to 1994. Prior to that time he had been with Reliance for six years as Division Manager of the Santa Clara division. For ten years before joining Reliance in 1986, Mr. Mollins was employed by certain of our competitors in various sales and sales management positions.

Andrew G. Sharkey, III was appointed a director of Reliance in July 2007. Until his retirement in September 2008, Mr. Sharkey served as president and chief executive officer of the American Iron and Steel Institute since 1993, and from 1978 to 1993 Mr. Sharkey was president, executive vice president and director of education for the Steel Service Center Institute (currently the Metal Service Center Institute). Mr. Sharkey serves as a member of our Nominating and Governance Committee and our Compensation and Stock Option Committee. Mr. Sharkey also serves as a director of General Moly, Inc., a public company with securities listed on the NYSE Alternext (formerly the American Stock Exchange). The Board of Directors has determined that Mr. Sharkey is an independent director.

Director With Term Ending in 2009

Richard J. Slater became a director of Reliance as of January 1, 2006. Mr. Slater is chairman of ORBIS LLC, an investment and corporate advisory firm, and serves on the board of directors of Bluebeam, a privately-held, early stage software development company. From May 1980 until his retirement in October 2006, Mr. Slater served in various executive positions with Jacobs Engineering Group, including executive vice president of worldwide operations (1998 through 2002) and advisor to the chairman and CEO (2003 through 2006). He is currently a director of KBR, Inc., a member of its nomination and governance committee and chairman of its health, safety and environmental committee. He is also a Trustee of the Board of Claremont Graduate University, chairman of their business and finance committee, and member of their audit and investment committees. The Board of Directors has determined that Mr. Slater is an independent director. Mr. Slater determined not to stand for re-election in 2009.

Executive Officers

In addition to Messrs. Hannah and Mollins, the following are the named executive officers of Reliance:

Karla R. Lewis became Executive Vice President of Reliance in January 2002 and continues as our Chief Financial Officer. Mrs. Lewis was also appointed an Assistant Secretary in 2007. Mrs. Lewis had been Senior Vice President and Chief Financial Officer of Reliance since February 2000. Mrs. Lewis served as Vice President and Chief Financial Officer of Reliance from 1999 to 2000 and was Vice President and Controller from 1995 to 1999. Mrs. Lewis served as Corporate Controller from 1992 to 1995. For four years prior to joining Reliance, Mrs. Lewis, a certified public accountant, was employed by Ernst & Young (our independent registered public accounting firm through 2007) in various professional staff positions.

James D. Hoffman became Senior Vice President, Operations in October 2008. Prior to his appointment, he served as executive vice president and chief operating officer of our subsidiary, Earle M. Jorgensen Company, from April 2006 to September 2008. Mr. Hoffman was appointed executive vice president of Earle M. Jorgensen Company in January 2006, having been a vice president of Earle M. Jorgensen Company from 1996.

James P. MacBeth became Senior Vice President, Carbon Steel Operations in January 2002, having been promoted from Vice President, Carbon Steel Operations, a position which he had held since July 1998. Prior to that time, Mr. MacBeth served as Division Manager of our Los Angeles Reliance Steel Company division from September 1995 to June 1998. From December 1991 to September 1995, Mr. MacBeth was Vice President and Division Manager of Feralloy Reliance Company, L.P., a joint venture owned 50% by Reliance. Prior to December 1991, Mr. MacBeth held various sales and management positions since joining Reliance in 1969.

William K. Sales, Jr. became Senior Vice President, Non-Ferrous Operations in January 2002, having joined Reliance as Vice President, Non-Ferrous Operations in September 1997. From 1981 to 1997, Mr. Sales served in various sales and management positions with Kaiser Aluminum & Chemical Corp. (now Kaiser Aluminum Corporation), a producer of aluminum products and a supplier of Reliance.

Significant Officers

In addition, the following Reliance officers are expected to make significant contributions to our operations:

Brenda Miyamoto, 36, became Vice President and Corporate Controller in May 2007, having been promoted from Corporate Controller, a position which she had held since January, 2004. Prior to that time, Ms. Miyamoto served as Group Controller from December 2001 to January 2004. For six years prior to joining Reliance, Ms. Miyamoto, a certified public accountant, was employed by Ernst & Young LLP (our independent registered public accounting firm through 2007) in various professional staff and manager positions.

Donna Newton, 55, became Vice President, Human Resources in January 2001. Ms. Newton joined Reliance as Director of Employee Benefits and Human Resources in February 1999. Prior to that time, she was director of sales and service for the Los Angeles office of Aetna U.S. Healthcare and also held various management positions at Aetna over a 20-year period.

Kay Rustand, 61, joined Reliance as Vice President and General Counsel in January 2001. Prior to that time, Ms. Rustand was a partner at the law firm of Arter & Hadden LLP (our former counsel) in Los Angeles, California, for more than 10 years, specializing in corporate and securities law. Following law school, Ms. Rustand served as a law clerk for the Honorable Herbert Y. C. Choy, of the U.S. Court of Appeals, 9th Circuit.

Colleen Wolf, 44, joined Reliance as Chief Information Officer in July 2008. Prior to that time, Ms. Wolf served as the vice president, North American business systems for Starbucks from October 2007 to July 2008 and as the chief information officer and senior vice president of New Century Financial from April 2006 to September 2007. From 1996 to April 2006, Ms. Wolf was vice president, information technology, supply chain and corporate finance for Mattel, Inc.

COMPENSATION DISCUSSION AND ANALYSIS

The following discussion and analysis should be read together with the information presented in the Summary Compensation Table and other compensation tables and the footnotes to those tables and related disclosures elsewhere in this proxy statement.

Overview

The Company’s executive compensation program is administered by the Compensation and Stock Option Committee of the Board of Directors (the “Compensation Committee”), which is composed entirely of independent, non-employee directors and which makes recommendations to the non-management directors on the Board of Directors regarding the compensation of the Company’s corporate officers, including the named executive officers as defined in Rule 402(a)(3) under the Securities Exchange Act of 1934, as amended. The executive compensation program is a pay-for-performance program that is designed to motivate corporate officers to enhance shareholder value with compensation plans that are tied to Company performance as well as individual performance and to ensure our ability to attract and retain superior corporate officers by targeting compensation at a level competitive with other companies in our industry or companies having size or complexity comparable to our Company. The executive compensation program is also structured to ensure that the Company’s compensation expense is aligned with the Company’s earnings and return on shareholders’ equity. To meet these objectives, the program has both cash and equity elements and short-term, long-term and retirement benefits. The named executive officers generally receive a base salary, an annual cash incentive bonus, grants of stock options and certain retirement benefits, as well as benefits common to all of our Company’s employees.

The Compensation Committee evaluates, from time to time with the help of an outside consultant, both the total compensation package and the individual elements of the package on at least an annual basis. The Compensation Committee considers both qualitative and quantitative criteria in determining the amount of the total compensation package and the allocation between cash and non-cash elements, historical compensation records of the Company, and recommendations and evaluations by named executive officers with respect to officers they supervise. With the help of its consultant, ECG Advisors, LLC, the Compensation Committee develops a peer group of comparable size and complexity and reviews compensation information available for officers of that peer group and also may review surveys that cross industries and size of companies. The Compensation Committee may also provide guidelines to our Chief Executive Officer (“CEO”) for compensation of other management personnel.

Compensation Committee

The Compensation Committee is comprised solely of directors who satisfy the independence requirements of the listing standards for the New York Stock Exchange, come within the definition of “non-employee directors” pursuant to Rule 16b-3 under the Securities Exchange Act of 1934, as amended, and are deemed to be “outside directors” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended. Management assists the Compensation Committee in its administration of the executive compensation program by providing quantitative data and qualitative evaluations regarding both Company and individual performance. The Compensation Committee reviews our Company’s financial statements, certain stock market data, and comparable compensation information for executive officers of other public companies, including companies that the Compensation Committee has identified as the Company’s peer group based on size in terms of revenues and/or stock market capitalization structures, industry and complexity.

From time to time the Compensation Committee engages an independent outside consulting firm to aid in the review and evaluation of the total compensation package provided to named executive officers. In 2008, the Compensation Committee engaged ECG Advisors, LLC to provide an objective review of the compensation paid to the named executive officers and to identify competitive levels and elements of compensation paid to similarly-situated executive officers at other public companies. ECG was asked to consider the Company’s executive compensation structure and to recommend changes consistent with what is considered market level or competitive total compensation for executive officers of similar public companies. ECG was not engaged to provide any other services to the Company, except with respect to the review by the Nominating and Governance Committee of director compensation, as described below.

There are few public companies in the metals service center industry that are of comparable size, complexity and performance to Reliance. Accordingly, the Compensation Committee and ECG together developed a peer group for purposes of comparison, consisting of the following 15 Fortune 500-ranked public companies, in the same or similar industries with annual revenues ranging from $6 billion to $15 billion. The peer group includes four metals companies, three diversified wholesalers, two Southern California Fortune 500-ranked companies that are in traditional businesses, five industrial companies and one other Fortune 500-ranked company in a somewhat-related business: AK Steel Holding Company; Allegheny Technologies, Inc.; Avery Dennison Group; Commercial Metals Company; Dover Corp.; Eaton Corporation; Genuine Parts; ITT Corporation; Jacobs Engineering Group; Parker Hannifin Corp.; Pitney Bowes, Inc.; Steel Dynamics, Inc.; Terex Corp.; W. W. Grainger, Inc.; and Wesco International (together, the “2008 Peer Group”). The 2008 Peer Group was selected so that the Company would be approximately in the middle of the group with respect to various financial metrics. The Company was at the 49th percentile for annual revenues, the 40th percentile for net income and the 55th percentile for return on equity when compared with the companies in the 2008 Peer Group. The peer group identified by the Compensation Committee may change from year to year, depending on the Company’s growth, changes in the economy and other events that might make any individual company more or less comparable to Reliance.

The Compensation Committee also compared the performance of the Company’s stock price to the stock prices of the 2008 Peer Group and of other companies in the metals and metals service center industries, including AK Steel Holding Company; Allegheny Technologies, Inc.; A.M. Castle & Co.; Century Aluminum; Commercial Metals Company; Gibraltar Industries; Nucor Corporation; Olympic Steel; and Worthington Industries, Inc., as well as the Standard & Poor’s 500.

Policies

The executive compensation program of the Company was established by the Board of Directors initially and is annually reviewed by the Compensation Committee. The non-management members of the Board must approve all changes in the policies, programs or plans affecting executive compensation. The executive compensation program is a pay-for-performance program that is designed to:

•	motivate executives to enhance shareholder value with compensation plans that are tied to Company performance;

•	target executive compensation at a level to ensure our ability to attract and retain superior executives; and

•	align executive compensation with Company earnings.

Historically, Reliance has enjoyed a team-oriented corporate culture and has rewarded the entire team of executive and corporate officers for their joint efforts that result in the Company’s performance. The Company believes that attracting and maintaining a team of superior officers with complementary skills and expertise has proven successful for the Company’s growth, both organically and through acquisitions, and for maintaining the Company’s profitable financial performance, each of which generally enhances shareholder value. To motivate executive officers to enhance shareholder value, we maintain a pay-for-performance compensation structure that rewards our executive officers principally for the amount of return on beginning shareholders’ equity and other factors of Company performance, but also for individual performance, activities that further the strategic vision and goals of the Company, and the individual’s level of responsibility and length of time with the Company. The underlying principle that all of the Company’s senior management is required to adhere to is to maintain the Company’s reputation for honesty and integrity, while providing excellent, responsive service to our customers and maintaining excellent relationships with our suppliers. Failure to adhere to this principle could result in a reduction in compensation or termination of employment.

Our compensation structure for our named executive officers has four main elements: base salary, cash incentive bonus, equity incentive bonus (which may consist of either or both stock options or restricted stock) and retirement or deferred compensation benefits, which together provide short-term, long-term and retirement benefits, and have both cash and equity components. The allocation between cash and non-cash elements is intended to provide short-term benefits (cash) and long-term benefits (non-cash). The allocation between the base salary and the cash incentive bonus is intended to place a significant portion of the named executive officers’

compensation at risk, based on the Company’s performance. If there is a return of 12% on beginning shareholders’ equity (which the Compensation Committee considers to be an average return), then the named executive officers would earn an incentive bonus equal to 100% of the executive officer’s base salary, which is the target amount, and an above-average return would normally result in a higher percentage of the officer’s base salary being paid as a cash bonus. If the minimum return on beginning shareholders’ equity of 6% is not met in any year, no bonus is paid. The long-term benefits include both equity (to date through stock option grants) and retirement benefits. The equity component is intended to more closely align officers’ and shareholders’ interests, and both of the long-term benefits are intended to encourage the officers to remain with the Company and to seek to increase shareholder value.

In February 2007 the Compensation Committee and the non-management directors on the Board of Directors established the requirement that the named executive officers maintain an ownership position in our common stock at least equal to five times base salary for our principal executive officer (our CEO), four times base salary for our chief operating officer, three times base salary for our principal financial officer (our CFO), and two and a quarter times base salary for the other named executive officers. All of the named executive officers, other than James D. Hoffman who was appointed in October 2008, are in compliance with the stock ownership requirements. Mr. Hoffman has a period of five years in which to comply with the requirement. The policy that all such officers must maintain a shareholding position in the Company helps to align the officers’ interests as much as possible with those of our shareholders.

The Company has had a supplemental executive retirement plan (“SERP”) since 1996, in which all named executive officers other than James D. Hoffman participate. Through December 31, 2008, the SERP benefit payable to each participant was offset by the value that the participant was expected to receive from the Company’s contributions to the participant accounts in the Company’s 401(k) Plan and ESOP, including earnings thereon from the date of contribution to retirement, as well as amounts the participant was to receive from social security. This resulted in the Company bearing the risk of any fluctuations in the value of those investments. Because of the significant decline in overall investment markets in 2008, the Company’s SERP expense increased significantly. The SERP amounts shown in the tables in this proxy statement reflect the impact of the decline in the value of the investments in the retirement plans under the formula in effect through December 31, 2008.

As of December 2008 the Company adopted a deferred compensation plan to replace certain subsidiary deferred compensation plans or supplemental executive retirement plans that were in existence at the time that the Company acquired certain subsidiaries. Adopting the new plan resulted in a cost savings to the Company. None of the named executive officers participate in the deferred compensation plan, other than Mr. Hoffman who participated in the Earle M. Jorgensen Company (“EMJ”) deferred compensation plan that was replaced. The Company contribution made to the deferred compensation plan for the benefit of Mr. Hoffman was based on the formula applicable under the EMJ plan.

Procedures

The Compensation Committee is charged with assisting the Board to fulfill its obligations with respect to the compensation policies and does so by gathering both current and historical information relevant to the performance of the Company as compared to the identified peer group, compensation paid to named executive officers of the Company and comparable officers with the companies in the peer group identified by the Compensation Committee, and from time to time surveys of other public companies that the Compensation Committee determines to be comparable or useful. The Compensation Committee further requests that our CEO provide a summary of accomplishments and disappointments for the year under review, goals and results for the year under review and goals for the year ahead, a discussion of any tactical and strategic risks, any revisions to the strategic vision of the Company and a review or evaluation of each of the corporate officers, including the named executive officers, prepared by that person’s immediate supervisor. The Compensation Committee reviews and discusses these items before it begins any analysis specifically related to the mix, structure or amount of total compensation for the corporate officers.

After reviewing that information and the data previously gathered, the Compensation Committee makes recommendations for the compensation to be paid to the CEO and other corporate officers. The Compensation Committee then discusses these recommendations with the CEO and presents these recommendations to the non-

management members of the Board of Directors in executive session. The cash portion of the compensation is generally considered separately from the equity portion, although the Compensation Committee does analyze the proposed total compensation package before making any recommendations. The independent, non-management directors of the Board make the final determination of the compensation to be paid to the CEO and the other corporate officers of the Company.

Elements

The compensation paid to each of the named executive officers is structured in the same manner and contains the same basic elements as for all of the corporate officers, that is, base salary, an annual cash incentive bonus, long-term compensation in the form of stock options and retirement benefits. All of the named executive officers other than James D. Hoffman are also eligible to receive benefits under our SERP, which provides post-retirement benefits to the named executive officers, among others. Effective as of December 1, 2008 the Company adopted a deferred compensation plan. None of our named executive officers received any Company contribution to this deferred compensation plan for 2008, other than Mr. Hoffman who received a contribution based on the formula established in the Earle M. Jorgensen Company deferred compensation plan before it was replaced by the Reliance plan. Our named executive officers may participate in our 401(k) plan and health and medical insurance benefits, life and disability insurance, and ESOP benefits on the same basis as these benefits are generally available to all eligible employees. (Since our Company is decentralized, we do not have master plans for each of these benefits that apply to employees Company-wide. Certain of our plans, such as the ESOP, are available only to employees of Reliance. Other plans are available only to employees of certain subsidiaries and not corporate officers.) In lieu of either providing a car or reimbursing certain personnel for auto travel, certain members of senior management, including the named executive officers, are paid a car allowance of $700 monthly.

Base Salary

The base salary is what the name implies — the primary, or base, compensation for each of the named executive officers, which is the minimum pay that an officer would receive in any year. The base salaries of the named executive officers are intended to be reasonably competitive with those of comparable officers at companies in the identified peer group. The Compensation Committee determined to benchmark the base salaries of the named executive officers against the base salaries of comparable officers at companies in the 2008 Peer Group. The Compensation Committee found that the base salaries of the named executive officers were somewhat below market, with the base salary of the Chief Executive Officer being the lowest in the 2008 Peer Group. A greater portion of the Company’s executive compensation is at risk because the Company has established lower base salaries, but higher cash bonuses that are tied to the return on beginning shareholders’ equity. All of the corporate officers of the Company, including the named executive officers, voluntarily froze their base salaries for 2009 at the same level as 2008 in light of the current economic crisis.

Incentive Bonus

In February 2008 the Compensation Committee recommended and the independent non-management directors on the Board of Directors approved a Corporate Officers Bonus Plan (the “Bonus Plan”) that is a non-equity incentive bonus plan available to all corporate officers of Reliance, including the named executive officers. The Bonus Plan was also approved by the shareholders at the annual meeting in May 2008. The Bonus Plan is primarily a quantitative calculation based on the annual total return on beginning shareholders’ equity for the named executive officers and simplifies the calculations made under the Key-Man Incentive Plan that was in place prior to 2008. The Compensation Committee has adopted a sliding scale to calculate the bonus for named executive officers, which provides for a bonus to be paid to named executive officers if the annual rate of return on beginning equity is 6% or more, with the amount of bonus calculated as a corresponding percent of base salary ranging from 14% to 300%. By way of example, the named executive officers would receive no bonus if the rate of return were below 6%, a bonus of 100% of base salary if the rate of return were 12% (which is considered the target, based on the Company’s long-term average return on beginning shareholders’ equity) and a maximum of 300% of base salary if the rate of return were 25% or greater. Despite this quantitative calculation, the independent, non-management directors on the Board of Directors have final authority to approve these bonuses. This Bonus Plan and the sliding scale were approved by the independent directors to establish the performance goals applicable for 2009. This Bonus Plan is intended primarily to reward the named executive officers for the Company’s performance. Under the Bonus Plan, the named executive officers would be entitled to receive the following target bonus amount if the Company’s return on beginning shareholders’ equity were 12% and up to the maximum bonus amounts if the Company had a return on beginning shareholders’ equity in excess of 25%.

	Target Bonus	Maximum Bonus
Officer Name/Title	Amount	Amount

David H. Hannah Chairman and Chief Executive Officer	$700,000	$2,100,000
Gregg J. Mollins President and Chief Operating Officer	$520,000	$1,560,000
Karla R. Lewis Executive Vice President, Chief Financial Officer and Assistant Secretary	$375,000	$1,125,000
James D. Hoffman Senior Vice President, Operations	$330,000	$990,000
James P. MacBeth Senior Vice President, Carbon Steel Operations	$320,000	$960,000
William K. Sales, Jr. Senior Vice President, Non-Ferrous Operations	$330,000	$990,000
Named Executive Group	$2,575,000	$7,725,000
Non-Executive Director Group	$-0-	$-0-
Other Corporate Officer Employee Group	$372,167	$1,116,500	(1)

(1)	Estimate based on percentages of base salary and bonus percentages applicable for 2008. The actual amount of the bonuses for corporate officers other than the named executive officers is within the discretion of the Compensation and Stock Option Committee, subject to approval of the independent, non-management directors.

When benchmarking the incentive cash bonus against bonuses paid to comparable officers at companies in the 2008 Peer Group, the Compensation Committee found that the Company’s annual bonuses are highly competitive. When initially adopting the sliding scale for 2006, the Compensation Committee determined that, the Company’s average return on beginning shareholder’s equity since 1978 was 13.7%, with a median return of 13.4%. For 2007, the average rate of return had increased to 14.0% and the median had increased to 13.6%. For 2008, the average rate of return over the period from 1978 to 2008 had increased to 14.3% and the median had increased to 13.7%. The rates of return have, however, varied from a low of 1.6% to a high of 32.6% during that period. In only three years in that period has the Company exceeded the 25% rate of return, which the Compensation Committee has determined is required for the named executive officers to achieve the maximum incentive bonus equal to 300% of their respective base salaries. The rate of return in 2006 exceeded 25%, the rate of return for 2007 was 23.4% and the rate of return for 2008 was 22.9%. Accordingly, for 2008 all of the named executive officers received 269% of their respective base salaries as an incentive bonus. The calculation under this plan of the bonus for James D. Hoffman was applied to his salary from October 1, 2008 (when he was appointed as an executive officer) through December 31, 2008.

Until 2008, the Company awarded bonuses to its named executive officers under its Key-Man Incentive Plan, which the Company had maintained for division managers and corporate officers of Reliance since 1965, with amendments from time to time. The Key-Man Incentive Plan was primarily a quantitative calculation based on the annual operating results of the Company, with the point assignment being a qualitative element. To determine the bonus amounts to be paid under the Key-Man Incentive Plan, the Compensation Committee first calculated the bonus pool, which was an amount equal to 20% of the amount by which the Company’s net income for the current year exceeded the average risk-free rate of return on a one year Treasury bill applied to the Company’s net worth at the beginning of the year. That amount was then divided by the total points that the Compensation Committee had allocated to all participants under the Plan to determine the value per point, which was then multiplied by each participant’s number of points assigned by the Compensation Committee. Under the Key-Man Incentive Plan, the Compensation Committee established maximum bonus amounts for each individual, based on a percent of that person’s base salary. The maximum bonus amounts for the named executive officers were determined based on a sliding scale with percentages of base salary corresponding to certain rates of return on beginning shareholders’ equity, so that the maximum bonus payable to any named executive officer would equal the corresponding percentage applicable for the Company’s return on beginning shareholders’ equity shown on the sliding scale. The target bonus was 100% of the named executive officer’s base salary. This target was attained if the Company’s return on beginning shareholders’ equity equaled 12%. No bonus was payable unless the return on beginning equity was at least 6%, for which the percent of base salary that would have been the maximum bonus payable was 14%. The maximum bonus payable to each executive officer if the Company achieved a return on beginning shareholders’ equity equal to 25% or more was 300% of base salary. In 2007 the Company’s return on beginning shareholders’ equity was approximately 23% and, accordingly, the maximum incentive bonus amount payable to the named executive officers under the Key-Man Incentive Plan was 269% of their respective base salaries. Under the Key-Man Incentive Plan the corporate officers, including the named executive officers, could elect to receive 25% of their bonus in shares of restricted common stock. None of the officers made such an election for the 2007 bonus.

Stock Option and Restricted Stock Plan

We have adopted, and the shareholders have approved, the Amended and Restated Stock Option and Restricted Stock Plan (the “Stock Plan”). The Stock Plan is intended to encourage the named executive officers, among others, to remain with the Company on a long-term basis and to reward individual performance and levels of responsibility. The scope and authority of the Compensation Committee is defined by the Stock Plan. The Compensation Committee has complete authority to interpret the Stock Plan and make all decisions with respect to how it functions. The Compensation Committee recommends to whom and in what number, and with what terms and conditions, options or restricted stock should be granted, but the independent, non-management members of the Board must confirm any issuance of stock options or restricted stock. Under the Stock Plan, the Compensation Committee may recommend to the Board of Directors the grant of incentive stock options, non-qualified stock options or restricted stock. Thus far, we have not issued any incentive stock options or restricted stock under the Stock Plan, but James D. Hoffman currently holds certain incentive stock options that were granted to him by Earle M. Jorgensen Company before Reliance acquired it and that were converted to options to acquire Reliance common stock. We have, however, granted non-qualified stock options. All awards to named executive officers are approved by the independent, non-employee directors of the Company. The Compensation Committee considers the recommendations of our Chief Executive Officer with respect to any grants or awards to the other named executive officers.

In making its recommendations to the Board, the Compensation Committee considers the position of the named executive officer, his or her importance to the Company’s results, his or her individual performance, the number of options already granted to that individual and the option price or prices at which those earlier granted options are exercisable, the total number of options to be recommended for granting and the relative number of such recommended option grants among the various individuals then under consideration for option grants, as well as the potential dilution and the related stock option expense as a percentage of pre-tax income. For 2007, the Compensation Committee determined that no more than 20% of the total options granted in any particular approved grant should be granted to the named executive officers.

Under the terms of the Company’s Stock Plan, the exercise price of the stock option must be at least equal to the fair market value of the underlying stock on the date of grant. The fair market value is defined, for purposes of the Stock Plan, as the value at least equal to the closing price of Reliance common stock on the New York Stock Exchange Composite Index on the business day immediately prior to the grant date.

The Company did not grant any stock options in 2006 because of certain material non-public information then held by the Company. Accordingly, the Chief Executive Officer recommended to the Compensation Committee that a larger number of stock options be granted to the named executive officers in 2007. The Compensation Committee agreed with this recommendation, but also suggested that there be annual grants of stock options in the future. In addition, in March 2007 the Compensation Committee determined, because of the cyclicality of the Company’s business operations, to make the term of newly-granted stock options seven years, instead of the five years that was applicable to previously granted stock options, but the options continue to become exercisable at the rate of 25% per year commencing one year from the date of grant. When determining the number of stock options to grant to the named executive officers in 2008, the Compensation Committee found that the value of the stock options granted to the Chief Executive Officer and the Chief Operating Officer was below the value of equity grants to the 2008 Peer Group and the value of the stock options granted to the other named executive officers was above the value of grants to the 2008 Peer Group. The Compensation Committee then determined to adjust this differential by recommending that an increased number of stock options be granted to the Chief Executive Officer and the Chief Operating Officer in 2008. Additionally, beginning in 2008, the Compensation Committee determined that no more than 33% of the total options granted should be granted to all of the corporate officers as a group, including the named executive officers.

The Company does not plan to time nor has it timed its release of material non-public information for the purpose of affecting the value of any stock or stock options granted. In fact, the Company has delayed the grant of options when in possession of material non-public information. Historically, the Compensation Committee has recommended grants of stock options for named executive officers at such times as it believed appropriate to ensure that each of the named executive officers has a reasonable amount of unexercised stock options. In 2007 and for future years, the Compensation Committee determined to make annual grants under the Stock Plan after the Company has reported its annual earnings and the market has had an opportunity to react to the Company’s release of its financial results. The Company has not yet made any grants in 2009. Our Company maintains internal controls to prevent backdating or repricing of stock options.

SERP and Deferred Compensation Plan

In 1996, Reliance adopted a Supplemental Executive Retirement Plan (“SERP”), which provides post-retirement benefits to certain of our named executive officers (other than James D. Hoffman) and other key employees, as the Compensation Committee, in its discretion, has determined appropriate from time to time. The SERP was amended in 1999 to provide for a pre-retirement death benefit. Effective January 1, 2009, the SERP was amended and restated. One of the Compensation Committee’s and the Board’s primary objectives was to shift the risk of the performance of the individual’s retirement plan investments from the Company to the participants. Through December 31, 2008, the SERP benefit payable to each participant was offset by the value that the participant was expected to receive from the Company’s contributions to the participant accounts in the Company’s 401(k) Plan and ESOP, including earnings thereon from the date of contribution to retirement, as well as amounts the participant was to receive from social security. This resulted in the Company bearing the risk of any fluctuations in the value of those investments. Because of the significant decline in overall investment markets in 2008, the Company’s SERP expense increased significantly. The SERP amounts shown in the tables below reflect the impact of the decline in the value of the investments in the retirement plans under the formula in effect through December 31, 2008. The 2009 amendment and restatement eliminated the offsets to the SERP benefit and reduced the benefit amount to 38% of the average of the participant’s highest five years of the last ten years of total cash compensation (from 50% less offsets for the value of the Company contributions to the 401(k) and ESOP plans as well as social security benefits). The amendment also froze the plan to new participants, brought it into compliance with IRS Rule 409A, and clarified certain provisions. The new benefit formula was intended to provide participants with approximately the same benefits that they would have received under the calculation required by the SERP before the amendment, but shifts certain risks from the Company to the participant. Reliance also adopted a deferred compensation plan effective December 1, 2008, to combine and replace certain deferred compensation plans and supplemental executive retirement plans that existed at companies at the time that we acquired them. James D. Hoffman was previously a participant of one of these subsidiary plans that was replaced, and he now participates in the Reliance Deferred Compensation Plan.

The Compensation Committee considers the SERP benefits and any benefits under the Reliance Deferred Compensation Plan in its analysis of the total compensation to be paid to the named executive officers. In benchmarking the values of the SERP against the retirement benefits offered at companies in the 2008 Peer Group, the Compensation Committee found that the values are competitive for the Chief Executive Officer and highly competitive for the other five named executive officers.

Other Benefits

Our 401(k) Plan allows all eligible employees, including the named executive officers, who have been employed a minimum of three months to defer a portion of their eligible compensation and provides a matching contribution of up to 3% of eligible compensation, subject to certain IRS limitations. All named executive officers participate in this 401(k) Plan. We have maintained an Employee Stock Ownership Plan (“ESOP”) since 1974, which was approved by the IRS as a qualified plan. All non-union employees of Reliance, including the named executive officers, are eligible to participate in the ESOP as of the first January 1 after one and one-half years’ of service. An employee who is eligible to participate in the ESOP is fully vested in the shares of our common stock allocated to his/her ESOP account. Allocation is based on the participant’s eligible compensation each year, including bonuses, as compared to the total compensation of all participants, subject to the maximum amounts established by the IRS. The Company also pays 100% of the healthcare insurance premiums for the named executive officers and his/her dependents, as we do for all eligible employees of Reliance, and the Company provides a car allowance and parking for the named executive officers. (The Company provides parking or public transportation benefits for most of its corporate office employees.) The Company also provides club memberships for our named executive officers that are intended to be used for business purposes. When benchmarking the perquisites provided to the named executive officers compared with the 2008 Peer Group, the Compensation Committee found that the perquisites were significantly below market.

Analysis

When making decisions regarding the compensation of our named executive officers, the Compensation Committee considers information from a variety of sources. The Compensation Committee obtains from our accounting department historical data on the level of compensation paid to executive officers by the Company in the past, both individually and in relation to one another. The accounting department, with assistance from outside experts, also prepares certain quantitative calculations regarding the values of stock option grants and the retirement benefits. Members of the Compensation Committee and its consultant gather publicly available information on compensation paid by members of the Company’s identified peer group, as well as information regarding the Company’s performance and results relative to these other companies and companies in the metals service center industry, and may review from time to time surveys of related compensation information. The composition of the peer group is reviewed and, if necessary, revised annually in an effort to assure comparability of information. The information on other companies, including the 2008 Peer Group, alone is not determinative. The Compensation Committee analyzes both the individual elements and the total compensation packages for each of the named executive officers. In addition to the relative financial results of the Company compared to companies in the peer group and companies in the metals service center industry and salaries of comparable executive officers in each of these groups, the Compensation Committee considers factors such as the Company’s stock performance as compared with standard indices, such as the Standard & Poor’s 500. The Compensation Committee recognizes that, given the stock holding requirements and the amounts of stock actually held, the executive officers and the directors are directly impacted by the Company’s stock price and, accordingly, are closely aligned with the Company’s shareholders.

The Compensation Committee extensively analyzed the following income statement, balance sheet, and stock market data of the Company and the 2008 Peer Group:

Annual revenue
Net income
Operating margins
Return on equity
Number of full-time employees
Stock-market capitalization
One, three, five, and 10-year stock market returns benchmarked against various stock indices
Capitalization and debt ratios
Black Scholes factors

The Compensation Committee also considered the structure of total compensation (base salary, cash bonus, long-term incentive plans, and SERP and related long-term plans) as compared to the 2008 Peer Group. This discussion of the structure of various executive compensation programs included the following:

Various elements of pay expressed as a percent of salary
Mix of direct pay
Value of annual stock grants
Long-term incentive plans
Non-qualified stock option plans of 2008 Peer Group companies
Rationale for restricted stock
Restricted stock and various performance standards
Retirement plans
Retirement plans of 2008 Peer Group companies

Based on its analysis of the above and benchmarking against the 2008 Peer Group, the Compensation Committee determined that, although the Company’s position with respect to each element of compensation may vary, the total compensation for the named executive officers is very competitive. The Compensation Committee, together with its consultant, determined that the Company’s annual cash bonuses (other than that for the CEO which ranked lower) and the SERP values rank quite high compared with those of the 2008 Peer Group, but the salaries and perquisites rank quite low. The Compensation Committee concluded that the level of the incentive cash bonuses was reasonable given the Company’s record performance in 2008, achieving record sales and earnings despite the economic recession, and given the Company’s completion of its largest acquisition to date, based on transaction value. The value of the awards of stock options range from below those of the 2008 Peer Group (with respect to the CEO and the Chief Operating Officer) to above those of the 2008 Peer Group (for the other named executive officers). Our compensation structure emphasizes annual cash incentive bonuses, which are performance based, and retirement benefits, with lower base salaries, equity compensation and perquisites, thereby more closely tying executive compensation to Company performance, but also retaining long-term benefits.

While mindful of the volatility of the Company’s stock price, the Compensation Committee recognized that the lowered price was a result of the economic upheaval from the meltdown of the financial markets and was not related to the Company’s performance or the performance of the executive officers. The Compensation Committee commended the executive officers for their outstanding efforts to manage working capital, particularly by reducing inventory and expenses in the fourth quarter of 2008 in response to reduced customer demand. The significant increase in cash flow allowed the Company to reduce its debt and deleverage its balance sheet to maintain its investment grade credit rating. To the knowledge of the Compensation Committee, Reliance is the only metals service center company to have an investment grade credit rating. The Compensation Committee, in collaboration with its consultant and after completing its analysis, concluded that the Chief Executive Officer’s cash compensation was below market but that the total compensation was competitive, at approximately the 62nd percentile of the 2008 Peer Group. The Compensation Committee also found, based on the information provided by its consultant, that the total compensation for Reliance’s next five executive officers was competitive, ranging from the 66th to the 76th percentile.

Individual Performance Factors.  Individual performance of each of the named executive officers principally impacts any increase in base salary and the number of stock options granted. Each of the named executive officers contributed to the Company’s results in a number of ways. The Compensation Committee considered, among other things, the following specific factors in addition to the more subjective factors of management style, problem-solving capabilities, supervisory responsibilities and the responsibilities of due diligence related to proposed acquisitions and the integration and subsequent performance of completed acquisitions of each of the named executive officers:

CEO — It is the CEO’s responsibility to develop a strategic vision for the Company and to ensure that the corporate officers take actions to further the Company’s long-term corporate goals and objectives. Mr. Hannah has been the principal factor in developing and implementing the acquisition strategy of the Company and in maintaining a strong balance sheet and adequate financing to allow the Company to grow both organically and through acquisitions. In 2008 the Company completed a strategic acquisition to expand the geographical presence of Service Steel Aerospace Corp. and a strategic asset acquisition to establish a metals service center company in Singapore. Most significantly, the Company completed our largest to date acquisition (based on transaction value) of PNA Group Holding Corporation (“PNA”), which included the operating subsidiaries Delta Steel, Inc., Feralloy Corporation, Infra-Metals Co., Metals Supply Company, Ltd., Precision Flamecutting and Steel, Inc. and Sugar Steel Corporation. These acquisitions expanded the Company’s international presence, as well as its presence in the U.S. Mr. Hannah also directly supervises certain of our specialty subsidiaries.

President and COO — Mr. Mollins, in addition to supervising Mr. Hoffman, Mr. MacBeth and Mr. Sales and the presidents of some of our larger subsidiaries, was directly involved in the organic growth of the Company and in planning the expansion of existing operations. The presidents of the six PNA companies acquired in 2008 report directly to Mr. Mollins, who spent considerable time educating them on Reliance’s management strategy with respect to gross profit margins and inventory turns in the deteriorating environment in late 2008. Mr. Mollins also oversees the capital expenditures of the Company; we spent a record $151.9 million on capital expenditures in 2008. Both Mr. Hannah and Mr. Mollins developed and implemented a plan to respond quickly to falling prices and worsening economic conditions by reducing expenses and increasing productivity.

EVP and CFO — Mrs. Lewis supervises the Vice President, Human Resources and the Vice President and Corporate Controller, and serves on the committee overseeing the restructuring of the Company’s IT activities. Under Mrs. Lewis’s leadership, the Company managed its cash flow so as to maintain a strong balance sheet allowing continued access to capital markets, along with meeting all financial reporting requirements and maintaining strong internal controls throughout the Company. In addition, Mrs. Lewis spearheaded the tender offers for approximately $725 million of PNA’s outstanding notes and the placement of a $500 million term loan. The repayment of a significant portion of the debt related to the PNA acquisition and adequate liquidity allowed the Company to maintain an investment grade credit rating.

Sr. VP, Operations — Mr. Hoffman was appointed as a named executive officer in October 2008 and for the remainder of the year provided oversight for certain operating entities and was instrumental in implementing a plan to respond quickly to falling prices and worsening economic conditions by reducing expenses and increasing productivity.

Sr. VP, Carbon Steel Operations — Mr. MacBeth was principally involved in maintaining and improving the profitability, inventory turns and management of certain of our carbon steel operations, and implementing the Company’s strategy for organic growth of these operations. The Company expanded some of our existing facilities and updated our processing equipment in certain key markets. Mr. MacBeth was instrumental in implementing a plan to respond quickly to falling prices and worsening economic conditions by reducing expenses and increasing productivity

Sr. VP, Non-Ferrous Operations — Mr. Sales was involved in maintaining and improving the profitability, inventory turns and management of certain of our non-ferrous operations, implementing the Company’s strategy for organic growth for these operations and integrating certain newly-acquired businesses into our existing operations. Mr. Sales, in 2008, was involved in assisting in the expansion of our Company into Singapore. In addition, Mr. Sales was involved in the expansion of existing facilities and updating of processing equipment at our non-ferrous operations, and took an active role in supervising certain of our Asian operations and implementing a more substantial export compliance program. Mr. Sales is also on the committee overseeing the Company’s IT activities. Mr. Sales was instrumental in implementing a plan to respond quickly to falling prices and worsening economic conditions by reducing expenses and increasing productivity

The performance of each of the named executive officers contributed to the Company’s strong cash flow and record sales and net income.

Director Compensation

In 2006, the Nominating and Governance Committee engaged ECG Advisors, LLC as an outside consultant to assist it in reviewing director compensation and recommended to the Board compensation levels that the Nominating and Governance Committee believes to be commensurate with other comparable public companies. An updated review was performed in 2008 and it was determined that the current director compensation levels were appropriate, except that the retainer paid to the Lead Director was increased. Directors are paid an annual retainer, payable quarterly, and fees for attending director or committee meetings or for chairing the meetings or a committee of the Board. Under the Amended and Restated Directors Stock Option Plan, which has been approved by the shareholders, non-employee directors are entitled to receive non-qualified options to acquire our common stock in accordance with that plan, including an automatic grant of 6,000 shares on the date of each Annual Meeting of Shareholders with an exercise price not less than the closing price of our common stock on the New York Stock Exchange Composite Index on the grant date. In February 2007, the Board of Directors adopted minimum requirements for directors to own the Company’s common stock. Directors are required to own shares of the Company’s common stock having a market value equal to at least five times the annual cash retainer received by directors, and directors have five years in which to acquire and begin maintaining that amount of the Company’s common stock. Franklin R. Johnson and Andrew G. Sharkey, III are the only directors who have not yet met this requirement. The director compensation program was not further changed.

Certain Federal Income Tax Consequences

The following summarizes certain Federal income tax consequences relating to the Company’s Stock Plans. The summary is based upon the laws and regulations in effect as of the date of this Proxy Statement and does not purport to be a complete statement of the law in this area. Furthermore, the discussion does not address the tax consequences of the receipt or exercise of awards under foreign, state, or local tax laws, and such tax laws may not correspond to the Federal income tax treatment described below. The exact Federal income tax treatment of transactions will vary depending upon the specific facts and circumstances involved and the participants are advised to consult their personal tax advisors with regard to all consequences arising from the grant or exercise of awards and disposition of any acquired shares.

Stock Options

The grant of a stock option under the Stock Plans will create no income tax consequences either to the Company or to the recipient. An individual who is granted a non-qualified stock option will generally recognize ordinary compensation income at the time of exercise in an amount equal to the excess of the fair market value of the common stock at such time over the exercise price. We will generally be entitled to a deduction in the same amount as and in the year in which the participant recognizes ordinary income. When the participant subsequently disposes of the shares of common stock received with respect to such stock option, the participant will recognize a capital gain or loss (long-term or short-term, depending on the holding period) to the extent the amount realized from the sale differs from the tax basis. (The tax basis will equal the fair market value of the common stock on the exercise date.)

In general, a participant will recognize no income or gain as a result of the exercise of an incentive stock option, except that the alternative minimum tax may apply. Except as described below, a participant will recognize a long-term capital gain or loss on the disposition of the common stock acquired pursuant to the exercise of an incentive stock option, and we will not be allowed a deduction. If the participant fails to hold the shares of common stock acquired pursuant to an exercise of an incentive stock option for at least two years from the grant date and one year from the exercise date, then the participant will recognize ordinary compensation income at the time of the disposition equal to the lesser of the gain realized on the disposition and the excess of the fair market value of the shares of common stock on the exercise date over the exercise price. We will generally be entitled to a deduction in the same amount and at the same time as the participant recognizes ordinary income. Any additional gain realized by the participant over the fair market value at the time of exercise will be treated as a capital gain.

Restricted Stock

Generally, a participant will not recognize income and we will not be entitled to a deduction at the time an award of restricted stock is made under the Stock Plan, unless the participant makes the election described below. A participant who has not made such an election will recognize ordinary income at the time the restrictions on the stock lapse in an amount equal to the fair market value of the restricted stock at that time. We will generally be entitled to a corresponding deduction in the same amount and at the same time as a participant recognizes income. Any otherwise taxable disposition of the restricted stock after the time the restrictions lapse will result in a capital gain or loss to the extent the amount realized from the sale differs from the tax basis. (The tax basis would be the fair market value of the common stock on the date the restrictions lapse.) Dividends paid in cash and received by a participant who has not made a Section 83(b) election prior to the time the restrictions lapse will constitute ordinary income to the participant in the year paid, and we will generally be entitled to a corresponding deduction for such dividends. Any dividends paid in stock will be treated as an award of additional restricted stock subject to the tax treatment described in this section.

A participant may, within thirty (30) days after the date of the award of restricted stock, make an election under Section 83(b) of the Internal Revenue Code to recognize ordinary income as of the date of the award in an amount equal to the fair market value of such restricted stock on the date of the award less the amount, if any, the participant paid for such restricted stock. If the participant makes such an election, then we will generally be entitled to a corresponding deduction in the same amount and at the same time as the participant recognizes income. If the participant makes the election, then any cash dividends the participant receives with respect to the restricted stock will be treated as dividend income to the participant in the year of payment and will not be deductible by us. The otherwise taxable disposition of the restricted stock (other than by forfeiture) will result in a capital gain or loss. If the participant who has made an election subsequently forfeits the restricted stock, then the participant will not be entitled to claim a credit for the tax previously paid. In addition, we would then be required to include as ordinary income the amount of any deduction we originally claimed with respect to the shares.

Limits on Deductibility of Compensation

Section 162(m) of the Internal Revenue Code limits the deduction we can take for compensation paid to our Chief Executive Officer and our four other highest paid officers (determined as of the end of each year) to $1 million per year per individual, subject to certain exemptions. Performance-based compensation that meets the requirements of Section 162(m) does not have to be included in determining whether we have exceeded the $1 million limit. Our Stock Plan is designed and administered so that awards granted to the covered individuals meet the requirements of Section 162(m) for performance-based compensation. Our Corporate Officers Bonus Plan is also designed to provide performance-based compensation, with respect to cash awards. To the extent consistent with the Company’s policies, we seek to preserve the ability to deduct compensation paid to our executive officers under these plans, but the Compensation Committee may pay compensation to one or more executive officers that is as a whole or in part not deductible if the Compensation Committee determines that it is in the best interests of the Company.

Change of Control; Deferred Compensation

The SERP has a change of control provision that was clarified by the amendment and restatement of the plan as of January 1, 2009. Upon a change of control, the participants become 100% vested in their benefits, which are calculated based on compensation for the ten years prior to the change of control, and the benefit due is paid out in accordance with the plan.

In December 2008, the Company adopted a deferred compensation plan, but no executive officer received any benefits under this plan in 2008, other than James D. Hoffman who received a Company contribution under the plan calculated based on the formula applicable to him under the Earle M. Jorgensen Company plan, which was then replaced by the Reliance Deferred Compensation Plan. The purpose of the deferred compensation plan is to allow the Company to provide supplemental retirement benefits to participants in the plan and to allow participants to defer compensation to future years to meet their individual financial needs. For Company contributions, participants vest based on Years of Plan Participation at a rate of 20% per Plan Year. Participants vest 100% upon reaching Retirement (age 65 and ten years of service), Change in Control or Death, except that participants in the plan who previously participated in a subsidiary deferred compensation plan will be vested in accordance with a separate vesting schedule that matches the prior plan. Mr. Hoffman is 100% vested in the Company contribution. Certain subsidiaries maintain deferred compensation plans with change of control provisions, but, other than Mr. Hoffman’s prior participation in the EMJ plan, the executive officers do not participate in these plans.

COMPENSATION AND STOCK OPTION COMMITTEE REPORT

The Compensation and Stock Option Committee of the Board of Directors (the “Compensation Committee”) is composed entirely of independent, non-employee directors listed below. Mr. Slater was a member of the Compensation Committee from January 2007 to January 2009. Mr. Sharkey became a member in July 2007.

The Compensation Committee has reviewed the Compensation Discussion and Analysis and has discussed it with management. Based on the review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and, to the extent appropriate, the Company’s Annual Report on Form 10-K.

This report is submitted on behalf of the members of the Compensation Committee.

	Douglas M. Hayes		Mark V. Kaminski
Andrew G. Sharkey, III		Richard J. Slater		Leslie A. Waite, Chairman

EXECUTIVE COMPENSATION

The following table summarizes certain information concerning the compensation that we paid for the years 2008, 2007 and 2006 to our Chairman and Chief Executive Officer, who was our only principal executive officer during these years, our Executive Vice President and Chief Financial Officer, who was our only principal financial officer during these year, and each of the other four most highly compensated executive officers who were serving in that capacity at the end of 2008:

Summary Compensation Tables

							Change in
							Pension Value
							and Nonqualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
				Awards	Awards	Compensation	Earnings	Compensation	Total
Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	($)(6)	($)

David H. Hannah	2008	$700,000	$1,883,000	$—	$950,625	$—	$2,369,595	$20,529	$5,923,749
Chairman and Chief	2007	$636,000	$1,710,840	$—	$529,640	$—	$497,547	$20,136	$3,394,163
Executive Officer	2006	$600,000	$1,800,000	$—	$364,673	$—	$549,929	$19,878	$3,334,480

Gregg J. Mollins	2008	$520,000	$1,398,800	$—	$620,133	$—	$1,198,902	$20,529	$3,758,364
President and Chief	2007	$487,600	$1,311,644	$—	$415,495	$—	$400,173	$20,136	$2,635,048
Operating Officer	2006	$460,000	$1,380,000	$—	$285,559	$—	$401,196	$19,878	$2,546,633

Karla R. Lewis	2008	$375,000	$1,008,750	$—	$578,712	$—	$378,857	$20,529	$2,361,848
Executive Vice	2007	$350,000	$941,500	$—	$415,495	$—	$76,353	$20,136	$1,803,484
President and Chief	2006	$330,000	$990,000	$—	$285,559	$—	$116,391	$19,878	$1,741,828
Financial Officer

James D. Hoffman(7)	2008	$321,203	$762,992	$—	$215,852	$—	$—	$48,996	$1,349,043
Senior Vice President, Operations

James P. MacBeth	2008	$320,000	$860,800	$—	$371,761	$—	$1,314,652	$20,529	$2,887,742
Senior Vice President,	2007	$315,000	$847,350	$—	$277,497	$—	$595,836	$20,136	$2,055,819
Carbon Steel Operations	2006	$300,000	$900,000	$—	$198,840	$—	$541,582	$19,878	$1,960,300

William K. Sales, Jr.	2008	$330,000	$887,700	$—	$371,761	$—	$416,840	$20,529	$2,026,830
Senior Vice President,	2007	$315,000	$847,350	$—	$277,497	$—	$367,878	$20,136	$1,827,861
Non-Ferrous Operations	2006	$300,000	$900,000	$—	$198,840	$—	$326,916	$19,878	$1,745,634

(1)	The amounts shown were paid under our Key-Man Incentive Plan for 2007 and 2006 and under the Corporate Officers Bonus Plan for 2008.

(2)	No restricted stock was awarded to any executive officer in 2008, 2007 or 2006.

(3)	The amounts in this column do not necessarily represent the value of the stock option awards, nor are they a prediction of what the employee may realize. The amounts in this column reflect the dollar amount of expense recognized for financial statement reporting purposes for the years ended December 31, 2008, 2007 and 2006, in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 123(R), Share Based Payment, of awards pursuant to the Company’s stock option plans. This expense is related to portions of stock option awards made during 2005, 2007 and 2008. No option awards were made during 2006 or 2004. Assumptions used in the calculation of these amounts are included in Note 10 in the Company’s Notes to Consolidated Financial Statements for the years ended December 31, 2008, 2007, and 2006, included in the Company’s Annual Report on Form 10-K for each of the respective years.

(4)	The Company has no non-equity incentive compensation plan other than the Corporate Officers Bonus Plan, which went into effect for 2008, and the Key-Man Incentive Plan which is reported as a Bonus.

(5)	The amounts represent the change in the present value of the accumulated benefits payable on retirement under our SERP, determined using interest rate and mortality assumptions consistent with those included in Note 11 of the Notes to Consolidated Financial Statements in the Annual Report on Form 10-K filed by the Company for the year ended December 31, 2008. The amounts in the table do not reflect the impact of the amendment that became effective as of January 1, 2009 and that we would expect would reduce these amounts.

(6)	The amounts represent allocations to the accounts of each of the named executive officers, with the exception of Mr. Hoffman, of contributions made to our ESOP of $5,229, the matching contributions to our 401(k) retirement savings plan of $6,900 and an annual car allowance of $8,400. Mr. Hoffman’s “All Other Compensation” amount is comprised of a company contribution of $38,344 to the Reliance Deferred Compensation Plan based on the formula applicable for the subsidiary plan that he participated in prior to becoming an executive officer as of October 1, 2008, matching contribution to our 401(k) retirement savings plan of $7,985, auto allowance of $2,100 and other compensation of $567.

(7)	James D. Hoffman was appointed an executive officer as of October 1, 2008.

Grants of Plan Based Awards

The Company has no non-equity or equity incentive plans for its executive officers other than the Corporate Officers Bonus Plan and the Amended and Restated Stock Option and Restricted Stock Plan as disclosed on the Summary Compensation Table. The following table sets forth plan-based awards granted to the executive officers named above during 2008:

									All Other
								All Other	Option
		Estimated Future Payouts			Estimated Future			Awards:	Awards:	Exercise or	Grant Date
		Under Non-Equity Incentive			Payouts Under Equity			Number of	Number of	Base Price	Fair Value
		Plan Awards(1)			Incentive Plan Awards			Shares of	Securities	of Option	of Stock and
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Stock or	Underlying	Awards	Option
Name	Date	($)	($)	($)	($)	($)	($)	Units (#)	Options (#)	($/sh)	Awards ($)

David H. Hannah	—	98,000	700,000	2,100,000	—	—	—	—	100,000	$56.80	$19.56
Gregg J. Mollins	—	72,800	520,000	1,560,000	—	—	—	—	50,000	$56.80	$19.56
Karla R. Lewis	—	52,500	375,000	1,125,000	—	—	—	—	40,000	$56.80	$19.56
James D. Hoffman	—	46,200	330,000	990,000	—	—	—	—	7,500	$56.80	$19.56
James P. MacBeth	—	44,800	320,000	960,000	—	—	—	—	25,000	$56.80	$19.56
William K. Sales, Jr.	—	46,200	330,000	990,000	—	—	—	—	25,000	$56.80	$19.56

(1)	Reflects the threshold, target and maximum payout amounts of non-equity incentive plan awards that were awarded for 2008 and were paid out in 2009 under the Corporate Officers Bonus Plan. The threshold, target and maximum payout amounts were determined in accordance with the terms of the Corporate Officers Bonus Plan, applying the maximum bonus amounts established by the Compensation and Stock Option Committee. The award amount is a percent of the named executive officer’s current year salary, with the percent based upon the current year return on beginning shareholders’ equity. In order to receive any award, the return on beginning shareholders’ equity must be at least 6%, which results in an award of 14% of the named executive officer’s current year base salary. The target amount is based on a return on beginning shareholders’ equity of 12%, which is based on the Company’s long-term average return on beginning shareholders’ equity, and results in an award of 100% of the named executive officer’s base salary. The maximum amount is based on a return on beginning equity of 25% or higher, which results in an award of 300% of the named executive officer’s current year salary. These columns do not reflect the actual amounts paid, but only provide an example of how bonuses would be calculated under the Corporate Officers’ Bonus Plan if the specified levels of return on beginning shareholders’ equity were achieved.

Option Exercises and Stock Vested

The following table sets forth information for the executive officers named above with regard to the aggregate stock options exercised during the year ended December 31, 2008:

			Number of
	Number of		Shares
	Shares Acquired	Value Realized	Acquired on	Value Realized
Name	on Exercise (#)	on Exercise ($)(1)	Vesting (#)	on Vesting ($)

David H. Hannah	—	$—	—	$—
Gregg J. Mollins	62,500	$2,490,149	—	$—
Karla R. Lewis	80,000	$3,349,602	—	$—
James D. Hoffman(2)	2,676	$98,102	—	$—
James P. MacBeth	50,000	$2,465,003	—	$—
William K. Sales, Jr.	50,000	$2,700,966	—	$—

(1)	The amounts represent the difference between the exercise price and fair market value at date of exercise of non-qualified stock options.

(2)	Mr. Hoffman exercised and held 2,676 shares of incentive stock options during 2008 before he was appointed an executive officer. On the date of the exercise, the fair market value of the shares exceeded the cost of the shares purchased by $98,102. In accordance with incentive stock option grant provisions, no taxable compensation resulted from this transaction since the shares purchased were not sold or transferred.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth outstanding equity awards held by the executive officers named above at December 31, 2008, all of which were granted under the Company’s Amended and Restated Stock Option and Restricted Stock Plan:

	Option Awards					Stock Awards
			Equity					Equity	Equity
			Incentive					Incentive	Incentive
			Plan					Plan	Plan Awards:
			Awards:					Awards:	Market or
			Number of			Number	Market	Number of	Payout Value
	Number of	Number of	Securities			of Shares	Value of	Unearned	of Unearned
	Securities	Securities	Underlying			or Units	Shares or	Shares, Units	Shares, Units
	Underlying	Underlying	Unexercised			of Stock	Units of	or Other	or Other
	Unexercised	Unexercised	Unearned	Option	Option	That	Stock That	Rights That	Rights That
	Options (#)	Options (#)	Options	Exercise	Expiration	Have Not	Have Not	Have	Have Not
Name	Exercisable	Unexercisable(1)	(#)	Price ($)	Date	Vested	Vested	Not Vested	Vested

David H. Hannah	50,000	50,000	—	$24.58	10/18/2010	—	—	—	—
	12,500	37,500	—	$44.86	3/2/2014	—	—	—	—
	—	100,000	—	$56.80	2/26/2015	—	—	—	—

Gregg J. Mollins	37,500	37,500	—	$24.58	10/18/2010	—	—	—	—
	—	30,000	—	$44.86	3/2/2014	—	—	—	—
	—	50,000	—	$56.80	2/26/2015	—	—	—	—

Karla R. Lewis	62,500	37,500	—	$24.58	10/18/2010	—	—	—	—
	10,000	30,000	—	$44.86	3/2/2014	—	—	—	—
	—	40,000	—	$56.80	2/26/2015	—	—	—	—

James D. Hoffman(2)	6,250	18,750	—	$44.86	3/2/2014	—	—	—	—
	—	7,500	—	$56.80	2/26/2015	—	—	—	—
	—	2,676	—	$24.92	6/17/2015	—	—	—	—

James P. MacBeth	75,000	25,000	—	$24.58	10/18/2010	—	—	—	—
	6,250	18,750	—	$44.86	3/2/2014	—	—	—	—
	—	25,000	—	$56.80	2/26/2015	—	—	—	—

William K. Sales, Jr.	75,000	25,000	—	$24.58	10/18/2010	—	—	—	—
	6,250	18,750	—	$44.86	3/2/2014	—	—	—	—
	—	25,000	—	$56.80	2/26/2015	—	—	—	—

(1)	The table below shows the vesting schedule for all unexercisable options. All options vest at the rate of 25% per year, commencing one year from the date of the grant:

	Vesting Schedule For Unexercisable Options
Name	Grant Date	2009	2010	2011	2012

David H. Hannah	10/18/2005	50,000	—	—	—
	3/2/2007	12,500	12,500	12,500	—
	2/26/2008	25,000	25,000	25,000	25,000

Gregg J. Mollins	10/18/2005	37,500	—	—	—
	3/2/2007	10,000	10,000	10,000	—
	2/26/2008	12,500	12,500	12,500	12,500

Karla R. Lewis	10/18/2005	37,500	—	—	—
	3/2/2007	10,000	10,000	10,000	—
	2/26/2008	10,000	10,000	10,000	10,000

James D. Hoffman	6/17/2005	2,676	—	—	—
	3/2/2007	6,250	6,250	6,250	—
	2/26/2008	1,875	1,875	1,875	1,875

James P. MacBeth	10/18/2005	25,000	—	—	—
	3/2/2007	6,250	6,250	6,250
	2/26/2008	6,250	6,250	6,250	6,250

William K. Sales, Jr.	10/18/2005	25,000	—	—	—
	3/2/2007	6,250	6,250	6,250	—
	2/26/2008	6,250	6,250	6,250	6,250

(2)	James D. Hoffman was appointed an executive officer as of October 1, 2008. Prior to that time, as an officer of Earle M. Jorgensen Company (“EMJ”), a subsidiary of Reliance, Mr. Hoffman received stock options under an EMJ stock option plan, which options at the time of Reliance’s acquisition of EMJ were converted into options to acquire Reliance common stock. Stock options with June 17, 2005 grant date were originally issued under the EMJ stock option plan. All other stock options of Mr. Hoffman were granted under the Reliance Stock Plan.

Stock Option Plans

In 2004, the Reliance Board of Directors adopted an Incentive and Non-Qualified Stock Option Plan, which was approved by the shareholders in May 2004 (the “2004 Plan”). The Board of Directors authorized 6,000,000 shares of the Company’s common stock to be reserved for issuance upon exercise of stock options granted under the 2004 Plan. On May 17, 2006, as approved by the shareholders on that date, the 2004 Plan was amended and restated to allow the Board to extend the term of subsequently granted stock options to up to 10 years, to increase the number of shares available for future grants of options or restricted stock from 6,000,000 shares to 10,000,000 shares, and to provide for the grant of restricted shares of the Company’s common stock, in addition to or in lieu of stock options. (The 2004 Plan, as amended and restated, may be referred to as the “Stock Plan.”) There are 5,974,125 shares available for issuance and 3,191,375 options granted and outstanding under the 2004 Plan as of December 31, 2008. The Stock Plan provides for granting of stock options that may be either “Incentive Stock Options” within the meaning of Section 422A of the Code or “Non-Qualified Stock Options” which do not satisfy the provisions of Section 422A of the Code. Incentive Stock Options are required to be issued at an option exercise price per share equal to at least the fair market value of a share of common stock on the date of grant, except that the exercise price of options granted to any employee who owns (or, under pertinent Code provisions, is deemed to own) more than 10% of the outstanding common stock must equal at least 110% of fair market value on the date of grant. Non-Qualified Stock Options must be issued at an option exercise price equal to at least fair market value on the date of grant. The Compensation and Stock Option Committee establishes the terms and conditions for the exercise of stock options, which are set forth in the instrument evidencing the stock option. Stock options may be exercised with cash or such other form of payment as may be authorized by the Compensation and Stock Option Committee. Stock options may not be granted more than ten years from the date of the Stock Plan and expire five years from the date of the grant for options granted prior to December 31, 2006 and up to ten years for options granted thereafter, as determined appropriate by the Compensation and Stock Option Committee. Options granted in 2007 and 2008 have terms of seven years. All options granted and outstanding become exercisable at a rate of 25% per year, commencing one year after the date of grant, until fully vested and exercisable. The Stock Plan also allows for restricted shares of the Company’s common stock to be issued, subject to such restrictions as the Compensation and Stock Option Committee may determine to be appropriate. The Stock Plan expires by its terms as of December 31, 2013.

In February 2008, the Compensation and Stock Option Committee recommended that the independent, non-management directors on the Board approve, which they did, a total grant of options to acquire 1,132,000 shares of the Company’s common stock with an exercise price of $56.80 per share and with a term of seven years, becoming exercisable at the rate of 25% per year beginning on the first anniversary of the grant. The named executive officers received 240,000 of these stock options. Mr. Hoffman was not a named executive officer at the time of the grant, but was granted options to purchase 7,500 at an exercise price of $56.80 with the same terms and conditions.

In connection with the acquisition of Earle M. Jorgensen Company (“EMJ”), the Company assumed the EMJ incentive stock option plan (“EMJ Plan”) and converted the outstanding EMJ options to options to acquire 287,886 shares of Reliance common stock on the same terms and conditions as were applicable to such options under the EMJ Plan, with adjusted exercise prices and numbers of shares to reflect the difference in the value of the Reliance stock compared with the EMJ stock. The exchange of the options was accounted for similar to a modification in accordance with SFAS 123(R). The value of the vested options assumed was included as part of the EMJ purchase price and the value of the unvested options is being recognized to expense over the remaining vesting periods of the respective options. Options granted under the EMJ Plan have ten-year terms and vest at the rate of 25% per year. There are 32,306 shares available for issuance and 85,647 options granted and outstanding under the EMJ plan as of December 31, 2008. James D. Hoffman, who became an executive officer of Reliance as of October 1, 2008, holds 2,676 of these options.

Incentive Plans

In February 2008 the Compensation and Stock Option Committee recommended and the independent non-management directors on the Board of Directors approved a Corporate Officers Bonus Plan that is a non-equity incentive bonus plan available to all officers of Reliance, including the named executive officers. The Corporate Officers Bonus Plan is an annual cash incentive payment based on the Company’s performance. The amounts of the bonuses for the named executive officers are the result of a quantitative calculation based on the annual return on beginning shareholders’ equity of the Company (net income for the year, as reported, divided by the shareholders’ equity at the beginning of the year. Net income and shareholders’ equity may be adjusted due to certain non-recurring events as determined by the Compensation and Stock Option Committee and approved by the independent directors.). The Compensation and Stock Option Committee has more discretion for corporate officers other than the named executive officers to determine annually, based on both qualitative and subjective criteria, what maximum percent of base salary would be paid as a bonus. For the named executive officers, the Compensation Committee has adopted a sliding scale with percentages of base salary corresponding to certain rates of return on beginning shareholders’ equity of the Company. The scale provides for a bonus to be paid to named executive officers if the rate of return on beginning shareholders’ equity is 6% or more, with the corresponding percent of salary ranging from 14% to 300%. A bonus of 100% of base salary is the target and would be attained if the Company’s rate of return on beginning shareholders’ equity was 12%. A maximum of 300% of base salary may be attained if the rate of return was 25% or greater.

Since 1965, we have maintained a Key-Man Incentive Plan for our division managers and, until January 1, 2008, for our corporate officers, with periodic amendments. Most recently, we modified the Key-Man Incentive Plan in January 1999 to more accurately reflect the financial and operational conditions of Reliance and the metals service center industry, and to allocate the incentive bonus pool in accordance with the contributions of the eligible personnel. The initial incentive bonus pool is calculated to equal 20% of the amount by which our net income for that year exceeds the rate of return on a one-year Treasury bill multiplied by our net worth at the beginning of the year, as it may be adjusted for certain significant events, such as the issuance of our common stock in connection with our acquisition of EMJ. That pool is then adjusted by additional calculations, including the accrual of the calculated incentives. Our corporate officers, prior to 2008, were and certain Reliance division managers are eligible to participate in the pool. The incentive compensation bonus is payable 75% in cash and 25% in our common stock, except that corporate officers had the option of having this bonus paid 100% in cash. The Company has reserved 157,698 shares of common stock for issuance as restricted stock under the Key-Man Incentive Plan as of December 31, 2008. Bonuses are generally paid and the restricted stock issued in or about March of each year after the Company’s financial results for the prior year have been announced. Officers and division/branch managers of the subsidiaries are not currently eligible to participate under the Key-Man Incentive Plan.

Our divisions and subsidiaries have separate incentive bonus plans structured to allow them to participate in pretax income if the income exceeds established goals to provide bonuses to certain of the officers and managers, based upon the earnings of the respective subsidiary or division. These bonus plans are reviewed periodically by the executive officers of Reliance and the subsidiary boards of directors. Executive officers who serve as officers of subsidiaries are not eligible to participate in any subsidiary’s bonus plan and receive no other compensation from any subsidiary.

401(k) Retirement Savings Plan

Various 401(k) and profit sharing plans are maintained by Reliance and its subsidiaries. Effective in 1998, the Reliance Steel & Aluminum Co. Master 401(k) Plan (the “Master Plan”) was established, which combined several of the various 401(k) and profit sharing plans of Reliance and its subsidiaries into one plan. Salaried and certain hourly employees of Reliance and its participating subsidiaries are covered under the Master Plan. The Master Plan will continue to allow each subsidiary’s Board to determine independently the annual matching percentage and maximum compensation limits or annual profit sharing contribution. Eligibility occurs after three months of service, and the Reliance contribution vests at 25% per year, commencing one year after the employee enters the Master Plan. Other 401(k) and profit sharing plans and defined benefit pension plans exist as certain subsidiaries have not yet combined their plans into the Master Plan as of December 31, 2008.

Reliance also participates in various multi-employer pension plans covering certain employees not covered under our benefit plans pursuant to agreements between Reliance and collective bargaining units who are members of such plans.

Supplemental Executive Retirement Plan and Deferred Compensation Plan

In 1996, Reliance adopted a Supplemental Executive Retirement Plan (“SERP”), which provides post-retirement benefits to the named executive officers, among others. Under the SERP as adopted and in effect through December 31, 2008, benefit payments equal 50% of the average of the participant’s highest five years of the last ten years of total cash compensation, offset by amounts received from the Company contributions to and earnings on the participant’s 401(k) Plan and the ESOP accounts, as well as amounts received through social security. The SERP was amended in 1999 to provide for a pre-retirement death benefit. At December 31, 2008, separate SERP’s and a deferred compensation plan existed for certain of the companies that we acquired, which continue to provide post-retirement benefits to certain key employees of each company who were eligible to participate in the plans at the time we acquired the companies.

Effective January 1, 2009, the SERP was amended and restated principally to shift the risk of performance of the individual’s retirement plan investments from the Company to the participant. Other objectives were to freeze the SERP to new participants, to bring the documents into compliance with IRS Rule 409A and to clarify certain provisions of the SERP. The most significant change was to eliminate the offsets to the participants’ benefit payments. Under the SERP as amended, benefit payments will equal 38% of the average of the participant’s highest five years of the last ten years of total cash compensation, without any deduction. Prior to the amendment, the benefit was calculated as 50% of the average of the participant’s highest five years of the last ten years of total cash compensation, subject to the offsets described above. The new percentage should provide participants with approximately the same benefits that they would have received under the calculation required by the SERP before the amendment. Other changes include paying the preretirement death benefit over a period of ten years, making the change of control benefit payable to all participants in a lump sum in the event of a change of control, and a delay in payments for “specified employees” as defined under Rule 409A. Reliance also adopted a deferred compensation plan effective December 1, 2008, but no named executive officer received any contributions under this plan for the 2008 year other than James D. Hoffman, who is not a participant in the SERP and who received a Company contribution based on his participation in a subsidiary deferred compensation plan that was replaced by the Reliance Deferred Compensation Plan.

Certain of our subsidiaries, including PNA and Earle M. Jorgensen Company, had existing change of control agreements and deferred compensation plans at the time of our acquisition. Certain participants of these subsidiary plans entered into agreements to release their rights under those plans and to become participants in the Reliance Deferred Compensation Plan. The Reliance deferred compensation plan is, administered by the Compensation Committee, but the other plans are not.

The estimated present value of accumulated benefits payable by the SERP, net of amounts received under other retirement plans that we sponsor, at the normal retirement age of 65 for each of the executive officers named above, determined using interest rate and mortality assumptions consistent with those included in Note 11 in the Notes to Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, is as follows:

Pension Benefits

		Number of
		Years		Payments
		Credited	Present Value of	During the
		Service	Accumulated	Last Fiscal
Name	Plan Name	(#)	Benefit ($)(1)	Year ($)

David H. Hannah	Supplemental Executive Retirement Plan	28	$3,891,738	$-0-

Gregg J. Mollins	Supplemental Executive Retirement Plan	22	$2,158,686	$-0-

Karla R. Lewis	Supplemental Executive Retirement Plan	17	$378,857	$-0-

James P. MacBeth	Supplemental Executive Retirement Plan	27	$3,118,863	$-0-

William K. Sales, Jr.	Supplemental Executive Retirement Plan	11	$812,693	$-0-

(1)	The amounts shown are as of December 31, 2008 and do not reflect any impact of the SERP amendment effective January 1, 2009, which we expect would reduce these amounts.

Employee Stock Ownership Plan

In 1974, Reliance adopted an Employee Stock Ownership Plan (“ESOP”) that was approved by the Internal Revenue Service as a qualified plan and that allows eligible employees to receive our common stock. All non-union employees, including executive officers, are eligible to participate in the ESOP as of January 1 after one and one-half year’s of service with Reliance. An employee who is eligible to participate is fully vested in the shares of our common stock allocated to his/her ESOP account. Allocation is based on the participant’s compensation each year, including bonuses, as compared to the total compensation of all participants, subject to the maximum amounts established by the Internal Revenue Service. Dividends on the common stock are passed through and paid directly to the participants. Each year, Reliance contributes to the ESOP an amount determined by the Board of Directors, but no less than that amount necessary to cover the obligations of the ESOP, including any trustee’s fees. Our cash contribution was $1,100,000 for 2008. The cash contribution is used to purchase shares of our common stock on the open market. The shares are retained by the ESOP until a participant retires or otherwise terminates his/her employment with Reliance. Employees of the subsidiaries are not eligible to participate under our ESOP.

Equity Compensation Table

The following table provides information as of December 31, 2008 regarding shares outstanding and available for issuance under our Incentive and Non-Qualified Stock Option Plan, our Amended and Restated Stock Option and Restricted Stock Plan, our Amended and Restated Director Stock Option Plan and the EMJ Plan:

Number of
Securities to be
	Issued upon	Weighted Average
	Exercise of	Exercise Price of
	Outstanding	Outstanding	Number of Securities
	Options, Warrants	Options, Warrants	Remaining Available
Plan Category	and Rights	and Rights	for Future Issuance

Equity compensation plans approved by security holders	3,418,772	$41.57	6,239,431
Equity compensation plans not approved by security holders	—	—	—

Total	3,418,772	$41.57	6,239,431

DIRECTOR COMPENSATION

Effective January 1, 2005 and during 2006, upon recommendation of the Nominating and Governance Committee, members of the Board of Directors who were not employees of the Company received an annual retainer of $30,000, paid quarterly, and a fee of $2,000 for each meeting attended. The Chair of the Audit Committee received an additional fee of $8,000 each year, paid quarterly, and the Chairs of the Compensation and Stock Option Committee and the Nominating and Governance Committee each received $4,000 per year, paid quarterly. All directors are reimbursed for expenses incurred in connection with Board or committee meetings.

In 2006, the Nominating and Governance Committee engaged an outside consultant to advise the Board on the amount of fees to be paid to non-management directors. After reviewing the recommendation of the consultant and the recommendation of the Nominating and Governance Committee, the Board determined to increase the fees paid to non-management directors effective January 1, 2007. Each non-management director is currently paid an annual retainer of $60,000, paid quarterly, and a fee of $2,500 for attending each Board or Committee meeting in person or any meeting of the non-management directors held on a day other than the day of a regular Board meeting and $1,250 for each meeting in which they participate by conference telephone call. In addition, the Company pays the Audit Committee Chair an annual retainer of $20,000, the Compensation and Stock Option Committee Chair an annual retainer of $10,000, the Nominating and Governance Committee Chair an annual retainer of $10,000, and a $15,000 annual retainer to the Lead Director who chairs the non-management Board meetings, all of which fees are paid quarterly. Mr. Hannah, who was elevated to the position of Chairman in October 2007, does not receive an annual retainer or other fees for his service as Chairman and as a director.

In May 1998, the shareholders approved the Directors Stock Option Plan for non-employee directors. There were 600,000 shares of our common stock reserved for issuance under the Directors Plan initially. In February 1999, the Directors Plan was amended to authorize the Board of Directors of Reliance to grant additional options to acquire our common stock to non-employee directors. In May 2004 the Directors Plan was amended to accelerate the vesting of a non-employee director’s unexpired stock options in the event that such an individual retires from the Board of Directors at or after the age of 75, so that any unexpired stock options granted under the Directors Plan become immediately vested and exercisable, and the director, if he or she so desires, must exercise those options within ninety (90) days after such retirement or the options shall expire automatically. Options under the Directors Plan are non-qualified stock options, with an exercise price equal to fair market value at the date of grant. All options granted prior to May 2005 expire five years from the date of grant. None of the stock options becomes exercisable until one year after the date of the grant, unless specifically approved by the Board of Directors. In each of the following four years, 25% of the options become exercisable on a cumulative basis.

In May 2005 the Directors Plan was further amended to provide for automatic annual grants of options to acquire 6,000 shares of common stock to each non-employee director. These options become 100% exercisable after one year. Once exercisable, the options remain exercisable until that date which is ten years after the date of grant. In addition, the amendment increased the number of shares available for future grants of options from the 374,000 shares reserved as of May 2005 to 500,000 shares. As of December 31, 2008 there were 233,000 shares available for issuance and 141,750 options granted and outstanding under the Directors Plan.

In February 2007, the Board of Directors adopted minimum requirements for directors to own the Company’s common stock. Directors are required to own shares of the Company’s common stock having a market value equal to at least five times the annual cash retainer received by directors, and directors have five years in which to acquire and begin maintaining that amount of the Company’s common stock. Franklin R. Johnson and Andrew G. Sharkey, III are the only directors who have not yet met this requirement.

Director Summary Compensation Table

The following table sets forth certain information regarding fees paid and expense for outstanding options under the Directors Plan during 2008:

					Change in
					Pension Value
					and
	Fees Earned			Non-Equity	Nonqualified
	or Paid in	Stock	Option	Incentive Plan	Deferred	All Other
Name	Cash	Awards	Awards(1)(2)	Compensation	Compensation	Compensation	Total

Joe D. Crider(3)	$55,500	$—	$58,168	$—	$—	$71,124	$184,792
Thomas W. Gimbel	$96,250	$—	$151,541	$—	N/A	N/A	$247,791
Douglas M. Hayes	$124,250	$—	$150,752	$—	N/A	N/A	$275,002
Franklin R. Johnson	$131,250	$—	$150,752	$—	N/A	N/A	$282,002
Mark V. Kaminski	$131,250	$—	$164,456	$—	N/A	N/A	$295,706
Andrew G. Sharkey, III	$102,500	$—	$94,480	$—	N/A	N/A	$196,980
Richard J. Slater	$95,000	$—	$150,752	$—	N/A	N/A	$245,752
Leslie A. Waite	$127,500	$—	$150,752	$—	N/A	N/A	$278,252

(1)	The amounts in this column reflect the dollar amount of expense recognized for financial statement reporting purposes for the year ended December 31, 2008, in accordance with SFAS No. 123(R). This expense is related to portions of stock option awards made in 2004, 2007 and 2008. Assumptions used in the calculation of these amounts are included in Note 10 of the Company’s Notes to Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the years ended December 31, 2008, 2007 and 2006.

(2)	The table below shows the aggregate number of options outstanding (both exercisable and unexercisable) and their respective grant date fair values for each director at December 31, 2008:

	Grant Date Per	Number of Options
Director	Share Fair Value	Outstanding

Thomas W. Gimbel	$6.44	6,000
	$15.79	6,000
	$25.24	6,000
	$25.54	6,000
Douglas M. Hayes	$6.44	6,000
	$15.79	6,000
	$25.24	6,000
	$25.54	6,000
Franklin R. Johnson	$15.79	6,000
	$25.24	6,000
	$25.54	6,000
Mark V. Kaminski	$4.39	3,750
	$6.44	6,000
	$15.79	6,000
	$25.24	6,000
	$25.54	6,000
Andrew G. Sharkey, III	$25.54	6,000
Richard J. Slater	$15.79	6,000
	$25.24	6,000
Leslie A. Waite	$6.44	6,000
	$15.79	6,000
	$25.24	6,000
	$25.54	6,000

(3)	Mr. Crider was the chief executive officer of the Company prior to his retirement in January 1999 and was a director until May 2008. Mr. Crider is a participant in the Company’s SERP and received payments during 2008 as his retirement benefits under the SERP in addition to the directors’ fees.

SECURITIES OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of January 31, 2009, with respect to the beneficial ownership of our common stock by (i) each person known to Reliance who owns beneficially or of record more than five percent (5%) of the common stock of Reliance, (ii) each director and each executive officer named in the Summary Compensation Table and (iii) all directors and executive officers as a group:

	Amount and
	Nature of		Percentage of
	Beneficial		Outstanding
Name and Address of Beneficial Owner(1)	Ownership(2)		Shares Owned

Thomas W. Gimbel,	9,076,116	(3)	12.38%
Trustee of Florence A. Neilan Trust dated August 1, 2006 2670 Lorain Rd. San Marino, CA 91108
Barclays Global Investors, NA	4,544,800	(4)	6.20%
400 Howard Street San Francisco, CA 94105
Royce & Associates, LLC	4,180,073	(5)	5.70%
1414 Avenue of the Americas New York, NY 10019
Lord, Abbett & Co. LLC	4,104,687	(6)	5.60%
90 Hudson Street Jersey City, NJ 07302
David H. Hannah	350,000	(7)	*
Douglas M. Hayes	37,195	(8)	*
2545 Roscomare Rd. Los Angeles, CA 90077
Franklin R. Johnson	17,000	(9)	*
350 South Grand Avenue, Suite 4800 Los Angeles, CA 90071
Mark V. Kaminski	41,750	(10)	*
3521 Winterberry Circle Louisville, KY 40207
Gregg J. Mollins	212,682	(11)	*
Andrew G. Sharkey, III	6,568		*
10106 Harewood Court Great Falls, VA 22066
Richard J. Slater	12,500	(12)	*
1235 Hillcrest Avenue Pasadena, CA 91106
Leslie A. Waite	136,812	(13)	*
55 South Lake Street, Suite 750 Pasadena, CA 91101
James D. Hoffman	23,632	(14)	*
Karla R. Lewis	172,436	(15)	*
James P. MacBeth	151,829	(16)	*
William K. Sales, Jr.	141,508	(17)	*
All directors and executive officers as a group (15 persons)	10,446,252	(18)	14.13%

*	Less than 1%.

(1)	Unless otherwise indicated, the address of each beneficial owner is 350 South Grand Avenue, Suite 5100, Los Angeles, California 90071.

(2)	Reliance has been advised that the named shareholders have the sole power to vote and to dispose of the shares set forth after their names, except as noted.

(3)	A Schedule 13D was filed in October 2006 on behalf of Thomas W. Gimbel, Trustee of the Florence A. Neilan Trust dated August 1, 2006. Of the 9,076,116 shares reported based on most recent Form 4 filed by Mr. Gimbel, (a) 8,396,180 shares are held by Thomas W. Gimbel as Trustee of the Florence A. Neilan Trust dated August 1, 2006, (b) 640,736 shares are owned by Thomas W. Gimbel, and (c) 21,200 shares are held by Thomas W. Gimbel as Trustee of trusts for the benefit of Mr. Gimbel’s minor children. Mr. Gimbel disclaims beneficial ownership of the shares held as Trustee of the Florence A. Neilan Trust dated August 1, 2006 and the 21,200 shares held as Trustee of trusts for the benefit of Mr. Gimbel’s minor children. The Florence A. Neilan Trust is revocable by Florence A. Neilan, who retains shared power to vote or dispose of the 8,396,180 shares held in the Trust. Includes 18,000 shares issuable upon the exercise of options held by Mr. Gimbel with exercise prices of $18.31 to $61.33 per share.

(4)	A Schedule 13G was filed in February 2009 on behalf of a group that includes Barclays Global Investors, NA, which holds sole voting power over 2,546,684 shares of Reliance common stock and sole dispositive power over 3,047,111 shares. The Schedule 13G was a group filing which also included Barclays Global Fund Advisors, which holds sole voting power over 857,527 shares and sole dispositive power over 1,217,631 shares; Barclays Global Investors, Ltd, which holds sole voting power over 41,920 shares and sole dispositive power over 112,392 shares; Barclays Global Investors Japan Limited, which holds 110,044 with sole voting and sole dispositive power; Barclays Global Investors Canada Limited, which holds 49,414 shares with sole voting and sole dispositive power; Barclays Global Investors Australia Limited, which holds 8,208 shares with sole voting and sole dispositive power; and Barclays Global Investors (Deutschland) AG, which holds no shares of Reliance stock. The entities identify themselves as banks or investment advisers or non-U.S. institutions.

(5)	Royce & Associates LLC filed an amended Schedule 13-G on January 30, 2009 in which it identifies itself as an investment adviser, with sole voting and dispositive power over the reported shares.

(6)	Lord, Abbett & Co. LLC filed a Schedule 13-G on February 13, 2009 in which it identifies itself as an investment adviser having sole voting power over 3,738,187 shares and sole dispositive power over 4,104,687 shares.

(7)	Includes 100,000 shares issuable upon the exercise of options held by Mr. Hannah, with exercise prices of $24.58 to $56.80 per share. All of the shares are owned jointly with Mr. Hannah’s wife. Excludes 27,171 shares with respect to which Mr. Hannah has a vested right and shared voting power pursuant to our Employee Stock Ownership Plan (“ESOP”).

(8)	Includes 18,000 shares issuable upon the exercise of options held by Mr. Hayes, with exercise prices of $18.31 to $61.33 per share.

(9)	Includes 12,000 shares issuable upon the exercise of options held by Mr. Johnson, with exercise prices of $43.34 to $61.33 share.

(10)	Includes 21,750 shares issuable upon the exercise of options held by Mr. Kaminski with exercise prices of $17.16 to $61.33 per share.

(11)	Includes 60,000 shares issuable upon the exercise of options held by Mr. Mollins with exercise prices of $24.58 to $56.80 per share. All of the shares are owned jointly with Mr. Mollins’ wife. Excludes 11,800 shares with respect to which Mr. Mollins has a vested right and shared voting power pursuant to our ESOP.

(12)	Includes 12,000 shares issuable upon the exercise of options held by Mr. Slater, with exercise prices of $43.34 to $61.33 per share.

(13)	Includes 18,000 shares issuable upon the exercise of options held by Mr. Waite, with exercise prices of $18.31 to $61.33 per share.

(14)	Includes 17,051 shares issuable upon the exercise of options held by Mr. Hoffman, with exercise prices of $24.92 to $56.80 per share.

(15)	Includes 92,500 shares issuable upon the exercise of options held by Mrs. Lewis, with exercise prices of $24.58 to $56.80 per share. Excludes 4,907 shares with respect to which Mrs. Lewis has a vested right and shared voting power pursuant to our ESOP.

(16)	Includes 93,750 shares issuable upon the exercise of options held by Mr. MacBeth, with exercise prices of $24.58 to $56.80 per share. All of the shares are owned jointly with Mr. MacBeth’s wife. Excludes

10,818 shares with respect to which Mr. MacBeth has a vested right and shared voting power pursuant to our ESOP.

(17)	Includes 93,750 shares issuable upon the exercise of options held by Mr. Sales, with exercise prices of $24.58 to $56.80 per share. Excludes 1,884 shares with respect to which Mr. Sales has a vested right and shared voting power pursuant to our ESOP.

(18)	See notes 3 and 8 through 17, plus it includes 45,000 shares issuable upon the exercise of options held by other executive officers, with exercise prices of $24.58 to $56.80 per share.

Code of Ethics

Reliance has adopted a Code of Conduct, which includes a code of ethics, that applies to all executive officers and senior management, including the Chief Executive Officer and the Executive Vice President and Chief Financial Officer. Reliance has also adopted a Director Code of Conduct that applies to all directors, whether management or non-management, independent or not. These Codes of Conduct are posted on our website at www.rsac.com or a copy will be provided to you at no charge if you request one in writing to the attention of the Secretary of the Company. We have also established a confidential hotline to allow persons to report, without fear of retaliation, any inappropriate acts or omissions relating to our financial statements and accounting policies and practices.

Board of Directors

Corporate Governance

The Board of Directors has adopted Principles of Corporate Governance (“Principles”) outlining the responsibilities of the Board. These Principles are posted on the Company’s website at www.rsac.com or are available in print to any shareholder who requests a copy from our Corporate Secretary. The Board’s primary role is to represent the interests of the Company’s shareholders in strategic and material decisions of the Company. Among the most important responsibilities are the determination of corporate policies, the identification and nomination of qualified independent directors, the selection and evaluation of the Chief Executive Officer, the ongoing review of the senior management team, planning for management succession and the review of executive compensation. The Board also provides advice and guidance to management on a broad range of strategic decisions and annually reviews and approves management’s succession plan. The Board also reviews management’s safety program and record.

The Board of Directors consists of nine directors, but on termination of Richard Slater’s term, the number of directors will be reduced to eight. Seven of the nine directors are independent. The Board is divided into two classes, which are to be as nearly equal in number as possible; one class is elected each year and serves for a two-year term. The Board has determined that directors should retire at the age of 75; provided that those directors serving on the Board at the time the mandatory retirement age was determined are not required to retire at that age. Leslie A. Waite and David H. Hannah are the only directors who fall within this exception.

Board members are expected to attend each Board meeting and each meeting of any committee on which such Board member serves and are encouraged to attend the Company’s Annual Meeting of Shareholders. During 2008, the Board of Directors met twelve times, including meetings held by conference telephone call. No person attended fewer than 75% of the aggregate of the total number of Board meetings and the total number of committee meetings held by the committees on which he served during the period for which he has served as a director. All of the directors attended the Annual Shareholders Meeting held in May 2008. Shareholders or other interested parties may communicate with members of the Board of Directors individually or with the Board of Directors as a whole by sending a letter to the appropriate director or the Board in care of the Corporate Secretary of Reliance at the address shown above.

Committees

The Board of Directors has authorized three standing committees: the Audit Committee, the Compensation and Stock Option Committee, and the Nominating and Governance Committee. The charters for each of these committees, as well as our Principles of Corporate Governance are available on our website at www.rsac.com, or are available in print to any shareholder who requests a copy from our Corporate Secretary. Each of these committees is composed of only independent directors and regularly reports to the Board as a whole. Nominations for the Board of Directors are made by the Nominating and Governance Committee and considered by the Board of Directors acting as a whole.

The Audit Committee assists the Board in fulfilling the Board’s oversight responsibilities over Reliance’s financial reporting process and systems of internal controls, monitoring the independence, qualifications and performance of Reliance’s independent registered public accounting firm and maintaining open communication between the Board and the independent registered public accounting firm, the internal auditors and financial management. The Audit Committee confers formally with our independent registered public accounting firm, as well as with members of our management, our internal auditors and those employees performing internal accounting functions, to inquire as to the manner in which the respective responsibilities of these groups and individuals are being discharged. The members of the Audit Committee are independent directors as defined in the listing standards for the New York Stock Exchange and as defined in the standards established by the Securities and Exchange Commission. The Board of Directors has determined that Mr. Johnson, the Chair of the Audit Committee, is the Audit Committee financial expert. Each of the other members of the Audit Committee, Messrs. Hayes, Kaminski and Waite, are financially literate. Mr. Kaminski became a member of the Audit Committee in January 2007. The Audit Committee regularly reports to the Board of Directors. The Audit Committee engages our independent registered public accounting firm and the Board of Directors as a whole ratifies such actions. The Audit Committee reviews and approves the scope of the audit conducted by the independent registered public accounting firm of Reliance and pre-approves all fees for audit and non-audit services provided by the independent registered public accounting firm, reviews the accounting principles being applied by Reliance in financial reporting and the adequacy of internal controls and financial accounting procedures. The Audit Committee oversees the Company’s internal audit function and approves the compensation of the Internal Audit Director. In 2008, the Audit Committee met five times.

The Compensation and Stock Option Committee assists the Board in determining the compensation of the Company’s corporate officers, including the named executive officers, recommends to the Board annual and long-term compensation for the Company’s corporate officers, including the named executive officers, and prepares an annual report on its activities and determinations for inclusion in the Company’s proxy statement in accordance with applicable rules and regulations. The Compensation Committee is charged with assisting the Board to fulfill its obligations with respect to the Company’s compensation policies and does so by gathering both current and historical information relevant to compensation paid to corporate officers, including the named executive officers, of the Company and a peer group identified by the Compensation Committee, with the advice of a consultant, and from time to time other public companies that the Compensation Committee determines to be comparable. After reviewing that information and information regarding the Company’s performance and the performance of individual officers and obtaining and discussing recommendations for compensation for corporate officers with our CEO, the Compensation Committee develops its own recommendations for the compensation to be paid to the CEO and other corporate officers. The Compensation Committee then presents these recommendations to the non-management members of the Board of Directors in executive session. The independent, non-management directors of the Board make the final determination of the compensation to be paid to the CEO and other corporate officers.

In addition to its annual review of the compensation of corporate officers of Reliance, the Compensation Committee administers our stock option and restricted stock plans, the Reliance Supplemental Executive Retirement Plan and the Reliance Deferred Compensation Plan. The Compensation Committee has the authority to designate officers, directors or key employees eligible to participate in the plans, to prescribe the terms of any award of stock options or restricted stock, to interpret the plans, and to make all other determinations for administering the plans; provided that such determinations relating to corporate officers are subject to the approval of the independent, non-management directors of the Board. The members of the Compensation and Stock Option Committee are independent directors as defined in the listing standards for the New York Stock Exchange. In 2008, the Compensation and Stock Option Committee met five times, but conferred by phone and email as needed.

The primary role of the Nominating and Governance Committee is to represent the interests of our shareholders with respect to the evaluation and composition of our Board of Directors and each of its standing committees. The Nominating and Governance Committee develops and implements policies and processes regarding Board and corporate governance matters, assesses Board membership needs, makes recommendations regarding potential director candidates to the Board, administers the evaluation of Board performance, and makes any recommendations to the full Board as needed to carry out its purpose.

The Nominating and Governance Committee has not adopted a specific policy regarding the consideration of director candidates recommended by shareholders, but seeks candidates by any method the Committee determines to be appropriate, with experience, knowledge and expertise to complement the other directors on the Board. The priorities and emphasis on particular experience, knowledge or expertise may change from time to time depending on the Nominating and Governance Committee’s assessment of the needs of the Board and the Company. From time to time, the Nominating and Governance Committee has engaged a search firm to assist with the identification of potential candidates. The committee members review and discuss resumes and other information regarding proposed candidates and interview selected candidates before any nominee is presented to the Board for consideration. The Nominating and Governance Committee has determined that candidates should hold no more than two board seats with public companies in addition to serving as a director of Reliance and must qualify as an independent director as defined in the listing standards for the New York Stock Exchange.

The members of the Nominating and Governance Committee are independent directors as defined in the listing standards for the New York Stock Exchange. The Nominating and Governance Committee recommended, and the Board adopted, those Corporate Governance Principles posted on our website. In October 2007, the Nominating and Governance Committee recommended that David H. Hannah, the Company’s Chief Executive Officer, succeed Joe D. Crider as Chairman, and the independent, non-management directors approved that promotion. In 2008, the Nominating and Governance Committee met three times, but conferred by phone and email as needed.

Executive Session

Non-management directors meet regularly in executive sessions without management. “Non-management” directors are all those who are not Company officers or employees and include directors, if any, who are not “independent” by virtue of the existence of a material relationship with the Company, former status or family relationship or for any other reason. Executive sessions are led by a “Lead Director.” An executive session is held in conjunction with each regularly scheduled quarterly Board meeting and other sessions may be called by the Lead Director in his own discretion or at the request of the Board. Mr. Hayes has been designated as the Lead Director. Since the Board has determined that all of the non-management directors are independent, these executive sessions are also meetings of the independent directors.

Director Independence

Other than Messrs. Hannah and Mollins, who are officers and employees of the Company, the Board has determined that no director has any material relationship with the Company nor is any such director affiliated with any entity or person who has a material relationship with the Company. Mr. Johnson is a former partner of Price Waterhouse, the predecessor to the Company’s former internal auditor, but he has been retired for more than five years, which was before the Company retained PricewaterhouseCoopers and the Company no longer retains PricewaterhouseCoopers. The Board has determined that, in light of the length of time that Mr. Johnson has been retired, his prior relationship is not material to the determination of independence. Prior to his retirement, Mr. Kaminski served as chief executive officer and a director of Commonwealth Industries Inc. (now known as Aleris International, Inc.), which is a supplier of metals to Reliance. Since Reliance’s purchases from Aleris International, Inc. in any year do not exceed five percent of either the gross revenues or the total consolidated assets of Reliance or of Aleris, the Board has determined that this prior relationship would not interfere with Mr. Kaminski’s ability to exercise his independent judgment. Mr. Slater was an officer of Jacobs Engineering Group until his retirement in October 2006 and is an independent director of KBR, Inc., which was a controlled affiliate of Halliburton Co. Although Halliburton is a customer of Reliance or one or more of its subsidiaries, purchases by Halliburton and KBR in any year do not exceed five percent of either the gross revenues or the total consolidated assets of Reliance or of Halliburton. The Board has determined, therefore, that this relationship would not interfere with Mr. Slater’s ability to exercise his independent judgment. Accordingly, the Board has determined that all of the directors other than Messrs. Hannah and Mollins qualify as independent directors under New York

Stock Exchange Rule 303A. In making this determination, the Board reviewed and considered information provided by the directors and the Company with regard to each director’s business and personal activities as they may relate to the Company and to the Company’s management.

NYSE

Reliance has provided our Annual Written Affirmation and Annual CEO Certification to the New York Stock Exchange.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation and Stock Option Committee for 2008 were Douglas M. Hayes, Mark V. Kaminski, Andrew G. Sharkey, III, Richard Slater and Leslie A. Waite, who served as Chairman. Mr. Slater was a member of the Compensation Committee from January 2007 to January 2009. Mr. Sharkey became a member in July 2007. No member of the Compensation and Stock Option Committee who served during 2008 was an officer or employee of Reliance, was formerly an officer of Reliance or had any other relationship requiring disclosure.

AUDIT COMMITTEE REPORT

The Audit Committee assists the Board of Directors in fulfilling the Board’s oversight responsibilities over our financial reporting process and systems of internal controls, monitoring the independence, qualifications and performance of our independent registered public accounting firm and the performance of our internal auditors, and maintaining open communication between the Board and the independent registered public accounting firm, the internal auditors, and financial management. During 2008, the Audit Committee, which is composed entirely of independent, non-employee directors, met five times. The Audit Committee reviewed its Charter and recommended no changes in its Charter to the Board.

In fulfilling its responsibilities under the Charter, the Audit Committee reviewed and discussed our audited financial statements for 2008 with management and the independent registered public accounting firm. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended. The Audit Committee also annually receives the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as amended, and discusses with the independent registered public accounting firm its independence from management and Reliance. The Audit Committee has also considered the compatibility of non-audit services rendered by our independent registered public accounting firm with its independence. The Audit Committee approved all fees paid to the independent registered public accounting firm for audit and non-audit services.

In reliance on the reviews and discussions outlined above, the Audit Committee recommended to the Board of Directors (and the Board subsequently approved the recommendation) that the audited financial statements be included in the Reliance Annual Report on Form 10-K for the year ended December 31, 2008 for filing with the Securities and Exchange Commission. The Audit Committee also evaluated and selected KPMG LLP as the Reliance independent registered public accounting firm for 2009. This selection was ratified by the Board of Directors.

Douglas M. Hayes	Franklin R. Johnson, Chairman	Mark V. Kaminski	Leslie A. Waite

CERTAIN TRANSACTIONS

In 2008, there were no related party transactions with any director or executive officer of the Company or any other related person, as defined in Rule 404 under Regulation S-K promulgated under the Securities Act of 1933, as amended, and none is proposed. The Board of Directors has not adopted any policies or procedures with respect to the review of any proposed transactions other than to require that all material facts be disclosed to the full Board of Directors and that all disinterested persons will then review and consider what, if any actions need to be taken.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that our officers and directors and any person who directly or indirectly is the beneficial owner of more than 10% of our common stock must file reports of beneficial ownership and any changes in such ownership. The three forms used for reports are: the Form 3, which is an initial statement of beneficial ownership of such securities; the Form 4, which reports changes in beneficial ownership, and the Form 5, which is an annual statement to report changes that have not previously been reported. Each of these forms must be filed at specified times.

Based solely on our review of such forms and written representations made by certain of such reporting persons, Reliance believes that during the year ended December 31, 2008, all persons have complied with the requirements of Section 16(a), except that we received the allocation of the shares acquired by our Employee Stock Ownership Plan Trustee after the deadline for filing the Forms 4 for the corporate officers. Consequently the Forms 4 were filed after the appropriate deadline.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee and the Board of Directors selected, and our shareholders approved, KPMG LLP to serve as the independent registered public accounting firm for the Company to perform the annual audit of our 2008 financial statements. Ernst & Young LLP was our registered public accounting firm for the 2007 financial statements and continues to act as our tax advisor. We paid our independent registered public accounting firms the amounts set forth in the tables below for services provided in the last two years. Audit fees are the aggregate fees for services of the independent registered public accounting firm for audits of our annual financial statements, and the independent registered public accounting firm’s audit of our internal control over financial reporting, including testing and compliance with Section 404 of the Sarbanes-Oxley Act, and review of our quarterly financial statements included in our Forms 10-Q, and services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements for those years, such as any filings related to acquisitions or our publicly traded debt securities. This category also includes advice on accounting matters that arose during, or as a result of, the audit or review of interim financial statements and statutory audits required by non-U.S. jurisdictions. Audit-related fees are those fees for services provided by the independent registered public accounting firm that are reasonably related to the performance of the audit or review of our financial statements and not included as audit fees. Our audit-related fees were paid for accounting consultations, benefit plan audits, due diligence reviews in connection with certain potential acquisition targets, certain of which were completed, and reviews of our various regulatory filings. We paid tax fees for tax advice, planning and compliance, principally in connection with the preparation of our tax returns, and assistance related to our election of Section 338(h)(10) treatment for certain of our acquisitions, due diligence reviews for certain of our acquisitions, and assistance with certain governmental tax audits.

Audit Fees
2008	$2,303,000
2007	$2,823,000	*
Audit-Related Fees
2008	$214,000
2007	$51,000	*
Tax Fees
2008	$35,000
2007	$1,389,000	*
All Other Fees
2008	$-0-
2007	$-0-

*	Fees for the 2007 services were paid to Ernst & Young LLP, which was our independent registered public accounting firm for 2007, as well as our tax advisor. E&Y is expected to continue to provide tax and other services to Reliance as may be requested by Reliance from time to time.

The Audit Committee approved all of these fees in advance. The Audit Committee has adopted a Pre-Approval Policy that requires that the Audit Committee approve in advance the engagement letter and all audit fees set forth in such letter for the independent registered public accounting firm. In addition, the Audit Committee will review proposed audit, audit-related, tax and other services that management desires the independent registered public accounting firm to perform to ensure that such services and the proposed fees related to the services will not impair the independent registered public accounting firm’s independence and that such services and fees are consistent with the rules established by the Securities and Exchange Commission. Each quarter the Chief Financial Officer of the Company reports to the Audit Committee what services have been performed and what fees incurred. The Audit Committee has delegated to the Chairman of the Audit Committee the authority to add to, amend or modify the list of services to be provided or the amount of fees to be paid; provided that the Chairman will report any action taken to the Audit Committee at its next scheduled meeting and provided further that the fees involved are reasonably expected to be less than $100,000.

The Audit Committee selected KPMG LLP as the independent registered public accountant for Reliance for the year ending December 31, 2009. The Board of Directors ratified this selection. At the Annual Meeting, the shareholders will be asked to ratify and approve this selection. A representative of KPMG LLP will be present at the Annual Meeting, will have an opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions. The Board of Directors recommends that shareholders vote FOR the ratification of the selection of KPMG LLP as our independent registered public accounting firm for 2009. Unless otherwise indicated on your proxy, the proxyholders will vote FOR the ratification of KPMG LLP as our independent registered public accounting firm for 2008.

OTHER MATTERS

While management has no reason to believe that any other business will be presented at the Annual Meeting, if any other matters should properly come before the Annual Meeting, the proxies will be voted as to such matters in accordance with the best judgment of the proxyholders identified on the proxy card.

SHAREHOLDER PROPOSALS FOR 2010 ANNUAL MEETING

We must receive any shareholder proposals intended to be presented at the 2010 Annual Meeting and included in our proxy materials relating to such meeting not later than December 10, 2009. If a shareholder proposal is not received on or before February 20, 2010, it will be deemed to be untimely. Such proposals must be addressed to the Secretary of Reliance.

ANNUAL REPORT

Reliance will furnish without charge to any shareholder, upon written request directed to the Secretary of Reliance at its address appearing at the top of the first page of this Proxy Statement, a copy of its most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission.

By Order of the Board of Directors,

Yvette M. Schiotis
Secretary

Los Angeles, California
April 3, 2009

VOTE BY INTERNET — www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 19, 2009. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. RELIANCE STEEL & ALUMINUM CO. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS 350 SOUTH GRAND AVENUE, 51ST FLOOR If you would like to reduce the costs incurred by our company in mailing proxy LOS ANGELES, CA 90071 materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE — 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 19, 2009. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Your mailed proxy must be received by the close of business on May 19, 2009. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: RESTA1 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY RELIANCE STEEL & ALUMINUM CO. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL THE NOMINEES LISTED AND “FOR” PROPOSALS 2 AND 3. Vote On Directors For All To withhold authority to vote for any individual For All Withhold All Except nominee(s), mark “For All Except” and write the 1. Election of Directors number(s) of the nominee(s) on the line below. NOMINEES: 01) Thomas W. Gimbel 0 0 0 02) Douglas M. Hayes 03) Franklin R. Johnson 04) Leslie A. Waite Vote On Proposals For Against Abstain 2. To ratify KPMG LLP as the independent registered public accounting firm to perform the annual audit of our 2009 financial 0 0 0 statements. 3. In the proxyholders’ discretion on such other matters as may properly come before the meeting. 0 0 0 For address changes and/or comments, please check this box and 0 write them on the back where indicated. Note: Please sign exactly as your name or names appear on this Proxy Card. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer Is a partnership, please sign in partnership name by authorized person. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement, Annual Report and Form 10-K are available at www.proxyvote.com. RESTA2 RELIANCE STEEL & ALUMINUM CO. Proxy Solicited on Behalf of the Board of Directors of the Company for the Annual Meeting of Shareholders on May 20, 2009 The undersigned hereby constitutes and appoints Mark V. Kaminski and Andrew G. Sharkey III, and each of them, his true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the Annual Meeting of Shareholders of RELIANCE STEEL & ALUMINUM CO. to be held at 10:00 a.m., on Wednesday, May 20, 2009, at The Omni Hotel, 251 South Olive Street, Los Angeles, California 90012 and at any adjournments thereof, on all matters coming before said meeting. You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The Board of Directors recommends voting FOR all Nominees in item 1 and FOR items 2 and 3. The proxyholders cannot vote the shares unless you sign and return this card. Address Changes/Comments: (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) (Continued and to be signed on the reverse side)